SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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eBay Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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eBay Inc.

2145 Hamilton Avenue
San Jose, California 95125

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2003

To the Stockholders of eBay Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of eBAY INC., a Delaware corporation, will be held on Thursday, June 26, 2003, at 8:00 a.m. Eastern time at The Peabody Hotel, Plaza H, 9801 International Drive, Orlando, Florida 32819 for the following purposes:

1.	To elect two directors to hold office until our 2006 Annual Meeting of Stockholders.

2.	To approve an amendment to our 2001 Equity Incentive Plan to increase by 14,000,000 the number of shares of common stock that may be issued under our 2001 Plan.

3.	To approve our 2003 Deferred Stock Unit Plan.

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2003.

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting thereof.

        These business items are described more fully in the Proxy Statement accompanying this Notice.

        The Board of Directors has fixed the close of business on April 30, 2003 as the record date for identifying those stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

San Jose, California

May 16, 2003

        The proxy statement and the accompanying form of proxy are being mailed on or about May 16, 2003 in connection with the solicitation of proxies on behalf of the Board of Directors of eBay. All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the Annual Meeting, you are urged to vote your shares as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions on the proxy card. For specific instructions on voting, please refer to the instructions on the proxy card.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR 2003 ANNUAL MEETING
Corporate Governance
Proposal 1
Election of Directors
Proposal 2
Approval of Amendment to 2001 Equity Incentive Plan
Proposal 3
Approval of 2003 Deferred Stock Unit Plan
Proposal 4
Ratification of Selection of Independent Auditors
Our Executive Officers
Executive Compensation
Report of the Compensation Committee of the Board of Directors on Executive Compensation(1)
Compensation Committee Interlocks and Insider Participation
Certain Relationships and Related Transactions

eBay Inc.

2145 Hamilton Avenue
San Jose, California 95125

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
OUR 2003 ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	eBay’s Board of Directors, or the Board, is providing these proxy materials to you in connection with eBay’s Annual Meeting of Stockholders, which will take place on June 26, 2003. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	What information is contained in these materials?

A:	The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid executive officers, and certain other required information. eBay’s 2002 Annual Report and audited financial statements, a proxy card and a return envelope are also enclosed.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

• the election of two directors for a three-year term;

• the approval of an amendment to the 2001 Equity Incentive Plan to increase the authorized number of shares of common stock by 14,000,000 shares;

• the approval of our 2003 Deferred Stock Unit Plan; and

• the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

Q:	What are eBay’s Board of Directors’ voting recommendations?

A:	eBay’s Board recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the approval of the amendment to the 2001 Equity Incentive Plan, “FOR” the approval of the 2003 Deferred Stock Unit Plan and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

Q:	What class of shares is entitled to be voted? How many shares can vote?

A:	Each share of eBay’s common stock outstanding as of the close of business on April 30, 2003, the record date, is entitled to one vote at the Annual Meeting. At the close of business on April 30, 2003, 317,497,841 shares of common stock were outstanding and entitled to vote.

Q:	What shares owned by me can be voted?

A:	All shares owned by you as of the close of business on the record date of April 30, 2003 may be voted by you. You may cast one vote per share of common stock that you held on the record date. These shares include shares that are (1) held of record directly in your name, including shares purchased through eBay’s stock option plans and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Most stockholders of eBay hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

• Stockholder of Record

If your shares are registered directly in your name with eBay’s transfer agent, Mellon Investor Services, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by eBay. As the stockholder of record, you have the right to grant your voting proxy directly to eBay or to vote in person at the Annual Meeting. eBay has enclosed a proxy card for you to use. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?”

• Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the Annual Meeting?” in this section.

Q:	Can I attend the Annual Meeting?

A:	You will be admitted to the Annual Meeting only if you are listed as a stockholder of record as of April 30, 2003, and bring proof of identification. If you hold your shares through a stock broker or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker or a copy of a brokerage statement showing your share ownership as of April 30, 2003. If you do not attend the Annual Meeting, you can listen to a webcast of the proceedings at eBay’s investor relations site at www.shareholder.com/ebay.

Q:	How can I vote my shares in person at the Annual Meeting?

A:	Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card and proof of identification. Even if you plan to attend the Annual Meeting, eBay recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Annual Meeting by Internet, telephone or completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope. Please refer to the enclosed materials for details.

Q:	Can I change my vote?

A:	You may change your proxy instructions at any time before it is voted at the Annual Meeting. Proxies may be revoked by any of the following actions: (1) filing a written notice of revocation with our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125); (2) filing a properly executed proxy showing a later date with our Corporate Secretary at our principal executive office; or (3) attending the Annual Meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the approval of the amendment to the 2001 Equity Incentive Plan, the approval of the 2003 Deferred Stock Unit Plan and the ratification of the selection of PricewaterhouseCoopers LLP, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST”. If you sign and return your proxy card or broker voting instruction card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors, except that in the case of a broker voting instruction card, your broker may only vote on those matters over which the broker has discretionary voting power.

Q:	Who will count the votes?

A:	A representative of ADP Investor Communication Services will tabulate the votes and act as the inspector of election.

Q:	What is the quorum requirement for the Annual Meeting?

A:	The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election for directors, the two persons receiving the highest number of “FOR” votes will be elected. The proposal to amend the 2001 Equity Incentive Plan, the proposal to approve the 2003 Deferred Stock Unit Plan and the proposal to ratify the selection of the auditors each require the affirmative “FOR” vote of a majority of those shares present and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described above in “What is the quorum requirement for the Annual Meeting?” in this section. In tabulating the voting result for any particular proposal, shares which constitute broker non-votes are not counted.

Q:	What does it mean if I receive more than one proxy or voting instruction card?

A:	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	eBay will announce preliminary voting results at the Annual Meeting and publish final results in eBay’s Quarterly Report on Form 10-Q for the second quarter of fiscal 2003.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	eBay will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. We will provide copies of these proxy materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. eBay has retained the services of Georgeson Shareholder Communications Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies. Georgeson may solicit proxies by personal interview, mail, telephone and electronic communications. eBay estimates that it will pay Georgeson its customary fee, estimated to be approximately $6,500, plus reasonable out-of-pocket expenses incurred in the process of soliciting proxies. In addition, eBay may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitations may also be made by personal interview, telephone and electronic communication by directors, officers and other employees of eBay, but we will not additionally compensate our directors, officers or other employees for these services.

Q:	May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings. In order for a stockholder proposal to be considered for inclusion in the proxy materials for our 2004 Annual Meeting of

Stockholders your proposal must be received by our Corporate Secretary no later than January 16, 2004. A stockholder proposal or a nomination for director that is received after this date will not be included in our proxy statement and proxy but will otherwise be considered at the 2004 Annual Meeting so long as it is submitted to our Corporate Secretary no earlier than March 28, 2004, and no later than April 27, 2004. We advise you to review our Bylaws, which contain this and other requirements with respect to advance notice of stockholder proposals and director nominations. Our Bylaws were filed with the Securities and Exchange Commission, or SEC, as an exhibit to our Quarterly Report on Form 10-Q filed on November 13, 1998, which can be viewed by visiting our investor relations website at www.shareholder.com/ebay/edgar.cfm and may also be obtained by writing to our Corporate Secretary at our principal executive office (2145 Hamilton Avenue, San Jose, California 95125).

Q:	How can I get electronic access to the Proxy Statement and Annual Report?

A:	This proxy statement and our 2002 Annual Report may be viewed online on our investor relations website at www.shareholder.com/ebay/annual.cfm. You can also elect to receive an email that will provide an electronic link to future annual reports and proxy statements rather than receiving paper copies of these documents. Choosing to receive your proxy materials electronically will save us the cost of printing and mailing documents to you.

You can choose to receive future proxy materials electronically by visiting www.icsdelivery.com/ebay. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your choice to receive proxy materials electronically will remain in effect until you write or call eBay Investor Relations and tell us otherwise.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:	To reduce expenses, in some cases, we are delivering one set of proxy materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the proxy materials for each of these stockholders. If you reside at such an address and wish to receive a separate copy of the proxy materials, you may visit our investor relations website at www.shareholder.com/ebay or contact eBay Investor Relations by mail to 2145 Hamilton Avenue, San Jose, California 95125 or by telephone at 408-376-7493. You may also contact eBay Investor Relations if you would like to receive separate proxy materials in the future, or if you are receiving multiple copies of our proxy materials and would like to receive only one copy in the future.

CORPORATE GOVERNANCE

        Our business is managed by our employees under the direction and oversight of the Board of Directors. Except for Ms. Whitman, none of our Board members is an employee of eBay. The Board limits membership on the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee to independent non-employee directors. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board committee meetings.

        The Board of Directors has adopted corporate governance guidelines which, along with the charters of the Board committees and the company’s Code of Ethics for Senior Financial Advisors, provide the framework for the governance of the company. A complete copy of our governance guidelines, the charters of Board committees and our code of ethics may be found on our investor relations website at www.shareholder.com/ebay/corp-gov.cfm. The Audit Committee charter is also attached as Appendix A to this proxy statement.

OUR CORPORATE GOVERNANCE PRACTICES

        We believe open, effective and accountable corporate governance practices are key to our relationship with our stockholders. In order to help our stockholders understand our commitment to this relationship and its governance practices, several of our key governance initiatives are summarized below.

        Adopting Governance Guidelines. The Board has adopted a set of governance guidelines to set a framework within which the Board will conduct its business. The governance guidelines can be found on our website at www.shareholder.com/ebay/corp-gov.cfm and are summarized below.

        Monitoring Board Effectiveness. It is important to eBay that the Board and its committees are performing effectively and in the best interest of the company and its stockholders. The Board is responsible for assessing its effectiveness in fulfilling its obligations.

        Enhancing Board Committee Responsibilities. Board committees help the Board run effectively and efficiently. They do not replace the oversight of the Board as a whole. There are currently three committees, each of which is made up solely of independent directors: the Audit Committee; the Compensation Committee; and the Corporate Governance and Nominating Committee.

        Each committee meets regularly and has a written charter approved by the Board. In addition, at each regularly scheduled Board meeting, a member of each committee reports on any significant matters addressed by the committee. In 2002, after reviewing the Sarbanes-Oxley Act of 2002 and the proposed rules of the SEC and the Nasdaq Stock Market, the Board revised all of its committee charters to voluntarily implement the proposed standards and to expand the responsibilities of each committee as well as establishing independence and self-assessment requirements.

        Establishing Formal Closed Sessions. At the conclusion of each regularly scheduled Board meeting, the independent directors have the opportunity to meet without our management or the other directors. At these meetings, the independent directors designate a director to lead the discussions.

        Expanding Board Compensation. Board compensation is determined by the Compensation Committee. In 2002, Board compensation was 100% equity based. After a review, in December 2002, Board compensation was substantially revised by the Board, with equity compensation reduced and cash compensation added, as more thoroughly described under the heading “Compensation of Directors” below.

        Hiring Outside Advisors. The Board and each of its committees may retain outside advisors and consultants of their choosing at the company’s expense. The Board need not obtain management’s consent to retain outside advisors.

        Avoiding Conflicts of Interest. eBay expects its directors, executives and employees to conduct themselves with the highest degree of integrity, ethics and honesty. eBay’s credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive and employee. In order to better protect eBay and its stockholders, eBay updated its code of business conduct and ethics to provide clearer conflict of interest guidelines to its employees, as well as reporting and investigatory procedures.

        Providing Transparency. eBay believes it is important that stockholders understand the governance practices of eBay. In order to help ensure transparency of our practices we have posted information regarding our corporate governance procedures on our website at www.shareholder.com/ebay/corp-gov.cfm.

        Ensuring Auditor Independence. eBay has taken a number of steps to ensure continued independence of our outside auditor. Our independent auditors report directly to the Audit Committee and we limit the use of our audit firm for non-audit services.

BOARD COMMITTEES AND MEETINGS

        During 2002, our Board of Directors held nine meetings. The Board of Directors has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Our Board’s governance principles, as well as the charters of each of the Board’s committees, are set forth on the corporate governance section of the eBay website at www.shareholder.com/ebay/corp-gov.cfm. Any changes in these governance principles, or in other governance documents, will be reflected on the same location of the eBay website.

        The Audit Committee consists of Messrs. Kagle and Cook and Ms. Lepore. The Audit Committee held seven meetings during fiscal year 2002. The primary responsibilities of the Audit Committee are to meet with our independent auditors to review the results of the annual audit and to discuss the financial statements, including the independent auditors’ judgment about the quality of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Additionally, the Audit Committee meets with our independent auditors to review the interim financial statements prior to the filing of our Quarterly Reports on Form 10-Q, recommends to the Board of Directors the independent auditors to be retained, oversees the independence of the independent auditors, evaluates the independent auditors’ performance, receives and considers the independent auditors’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, including our system to monitor and manage business risks and legal and ethical compliance programs, prepares the Audit Committee Report for inclusion in our proxy statement, approves audit and non-audit services provided to us by our independent auditors and meets with our General Counsel to discuss legal matters that may have a material impact on our financial statements or our compliance policies. All members of our Audit Committee are independent within the meaning of the current and proposed listing standards of the Nasdaq National Market. Our Board of Directors has adopted an Audit Committee Charter, which is attached as Appendix A to this proxy statement.

        In 2002, the Compensation Committee consisted of Messrs. Kagle, Bourguignon and Schultz. Mr. Tierney was elected to the Compensation Committee when he became a director in 2003. The committee met six times during 2002. The Compensation Committee reviews and approves all compensation programs applicable to directors and executive officers, the overall strategy for employee compensation, and goals and objectives relative to the compensation of the CEO. In addition, the Compensation Committee reviews the performance of the CEO on an annual basis and prepares the Compensation Committee Report for inclusion in our proxy statement. All members of our Compensation Committee are independent within the meaning of the current and proposed listing standards of the Nasdaq National Market. Our Board of Directors has adopted a Compensation Committee Charter, which is set forth on the corporate governance section of our investor relations website at www.shareholder.com/ebay/corp-gov.cfm.

        In 2002, the Corporate Governance and Nominating Committee consisted of Messrs. Cook and Schultz and Ms. Lepore. Mr. Tierney was elected to the Corporate Governance and Nominating Committee when he became a director in March 2003. The Nominating Committee was established in December 2001 and met one time during 2002. In December of 2002, the Nominating Committee charter was modified to expand its responsibilities and the name of the committee was officially changed to the Corporate Governance and Nominating Committee. The

Corporate Governance and Nominating Committee makes recommendations to the Board as to the appropriate size of the Board or any Board committee and reviews the qualifications of candidates for the Board of Directors (including those proposed by stockholders) and makes recommendations to the Board of Directors on potential Board members (whether created by vacancies or as part of the annual election cycle). In addition, the Corporate Governance and Nominating Committee establishes procedures for the oversight and evaluation of the Board and management, considers conflicts of interest involving executive officers or Board members, and reviews on an annual basis a set of corporate governance guidelines for the Board. Stockholders wishing to submit recommendations for our 2004 Annual Meeting should submit their proposals to the Corporate Governance and Nominating Committee care of our Corporate Secretary in accordance with the time limitations, procedures and requirements described under the heading “May I propose actions for consideration at next year’s Annual Meeting or nominate individuals to serve as directors?” in the section entitled “Questions and Answers about the Proxy Materials and the Annual Meeting” above. All members of our Corporate Governance and Nominating Committee are independent within the meaning of the current and proposed listing standards of the Nasdaq National Market. Our Board of Directors has adopted a Corporate Governance and Nominating Committee Charter, which is set forth on the corporate governance section of our investor relations website at www.shareholder.com/ebay/corp-gov.cfm.

        During 2002, each Board member attended at least 75% of the aggregate of all of our Board meetings and committee meetings for committees on which such director served.

COMPENSATION OF DIRECTORS

        In 2002 and prior years, our directors received no cash compensation for their services as directors, although they were reimbursed for their reasonable expenses for attending Board and Board committee meetings. Members of the Board who are not employees of eBay, or any parent, subsidiary or affiliate of eBay, are eligible to participate in the 1998 Directors Stock Option Plan, also referred to as the Directors Plan. Option grants under the Directors Plan are automatic and non-discretionary, and the exercise price of the options must be 100% of the fair market value of the common stock on the date of grant. From the time of our initial public offering through December 2002, each eligible director was initially granted an option to purchase 180,000 shares on the date elected to the Board of Directors, and was granted an option to purchase an additional 30,000 shares at the time of each subsequent annual meeting if he or she had served continuously as a member of the Board since the date elected. Accordingly, on June 5, 2002, the date of our 2002 Annual Meeting, each eligible director received a grant of options to purchase 30,000 shares with an exercise price equal to the closing price of our common stock on that date. All options granted under the Directors Plan vest as to 25% of the shares on the first anniversary of the date of grant and as to 1/48 of the shares each month thereafter, provided the optionee continues as a director or consultant of eBay.

        In December 2002, the Compensation Committee and the Board reviewed and revised the director compensation structure to reduce the equity-based compensation for both new and existing directors and to add a cash compensation component. Beginning in 2003, non-employee directors will be paid a retainer of $50,000 per year, the chairman of the Audit Committee will receive an additional $10,000 per year, and all other committee chairs will receive an additional $5,000 per year. Each non-employee director will also receive meeting fees of $2,000 per Board meeting and $1,000 per committee meeting. The Board also amended the Directors Plan to eliminate the initial 180,000 share option grant thereunder and reduce the number of options granted to non-employee directors at each Annual Meeting from 30,000 to 15,000 shares. Subject to the approval by the stockholders of the Deferred Stock Unit Plan (or DSU Plan) at our upcoming Annual Meeting, new non-employee directors elected on or after December 31, 2002 will receive deferred stock units, or DSUs, with an initial value of $150,000. DSUs represent an unfunded, unsecured right to receive shares of eBay common stock (or the equivalent value thereof in cash or property), and the value of DSUs varies directly with the price of eBay’s common stock. Each DSU award granted to a non-employee director upon election to the Board will vest as to 25% of the DSUs on the first anniversary of the date of grant and as to 1/48 of the DSUs each month thereafter, provided the director continues as a director or consultant of eBay. The DSU Plan is described more fully under “Proposal 3 — Approval of 2003 Deferred Stock Unit Plan” below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of April 1, 2003 by (i) each stockholder known to us to be the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table set forth under “Executive Compensation — Compensation of Executive Officers” below and (iv) all executive officers and directors as a group.

	Shares Beneficially
	Owned(1)

Name of Beneficial Owner	Number	Percent

Pierre M. Omidyar(2)	62,857,942	20.0%
Jeffrey S. Skoll(3)	32,425,798	10.3
Janus Capital Management LLC(4)	15,750,221	5.0
Margaret C. Whitman(5)	7,233,426	2.3
Maynard G. Webb, Jr.(6)	563,268	*
Jeffrey D. Jordan(7)	426,851	*
Matthew J. Bannick(8)	239,166	*
William C. Cobb(9)	104,062	*
Philippe Bourguignon(10)	191,250	*
Scott D. Cook(11)	839,786	*
Robert C. Kagle(12)	2,043,543	*
Dawn G. Lepore(13)	161,250	*
Howard D. Schultz(14)	76,292	*
Thomas J. Tierney(15)	0	*
All directors and executive officers as a group (14 persons)(16)	75,568,819	23.7

*	Less than one percent.

(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 1, 2003 are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of beneficial ownership is based on 315,779,028 shares of our common stock outstanding as of April 1, 2003.

(2)	Mr. Omidyar is our Founder and Chairman of the Board. Includes 383,800 shares held by his spouse as to which he disclaims beneficial ownership. The address for Mr. Omidyar is 2145 Hamilton Avenue, San Jose, California 95125.

(3)	The address for Mr. Skoll is c/o Capricorn Management, LLC, 2005 Hamilton Avenue, Suite 260, San Jose, California 95125.

(4)	Janus Capital Management LLC, or Janus Capital, has an indirect 100% ownership stake in Bay Isle Financial LLC, or Bay Isle, and an indirect 50.1% ownership stake in Enhanced Investment Technologies LLC, or INTECH. Due to the above ownership structure, holdings for Janus Capital, Bay Isle and INTECH are aggregated for beneficial ownership disclosure purposes. Janus Capital, Bay Isle and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively, the “Managed Portfolios”). Neither Janus Capital, Bay Isle nor INTECH has the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Janus Capital has sole voting and dispositive power over 15,320,121 shares of common stock and shared voting and dispositive power over 430,100 shares of common stock. The address for Janus Capital Management LLC is 100 Fillmore Street, Denver, Colorado 80206-4923.

(5)	Ms. Whitman is our President and Chief Executive Officer. Includes 6,425,262 shares held by the Griffith R. Harsh, IV & Margaret C. Whitman TTEES of Sweetwater Trust U/A/D 10/15/99. In addition, it includes (a) 1,198 shares held by Griffith Rutherford Harsh IV Custodian Griffith Rutherford Harsh V UTMA California as to which Ms. Whitman’s spouse is custodian for the trust and as to which Ms. Whitman disclaims beneficial ownership and (b) 1,198 shares held by Griffith

Rutherford Harsh IV Custodian William Whitman Harsh UTMA California as to which Ms. Whitman’s spouse is custodian for the trust and as to which Ms. Whitman disclaims beneficial ownership. Includes 328,125 shares Ms. Whitman has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Ms. Whitman is 2145 Hamilton Avenue, San Jose, California 95125.

(6)	Mr. Webb is our Chief Operating Officer. Represents the 563,268 shares Mr. Webb has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Webb is 2145 Hamilton Avenue, San Jose, California 95125.

(7)	Mr. Jordan is our Senior Vice President and General Manager, U.S. Business. Represents the 426,851 shares Mr. Jordan has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Jordan is 2145 Hamilton Avenue, San Jose, California 95125.

(8)	Mr. Bannick is our Senior Vice President, Global Online Payments. Represents the 239,166 shares Mr. Bannick has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Bannick is 2145 Hamilton Avenue, San Jose, California 95125.

(9)	Mr. Cobb is our Senior Vice President and General Manager, International. Represents the 104,062 shares Mr. Cobb has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Cobb is 2145 Hamilton Avenue, San Jose, California 95125.

(10)	Represents the 191,250 shares Mr. Bourguignon has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Bourguignon is 33 rue Censier, 75019 Paris, France.

(11)	Includes 717,500 shares Mr. Cook has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Cook is c/o Intuit, Inc., 2535 Garcia Avenue, Mountain View, California 94043.

(12)	The shares are held by Robert & Joanne Kagle Trust UAD 4/4/96, Robert Kagle and Joanne Kagle, TTEES. Includes 37,500 shares Mr. Kagle has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Kagle is c/o Benchmark Capital Management Co., L.L.C., 2480 Sand Hill Road, Suite 200, Menlo Park, California 94025.

(13)	Represents the 161,250 shares Ms. Lepore has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Ms. Lepore is c/o The Charles Schwab Corporation, 101 Montgomery Street, M.S., 120-30-305, San Francisco, California 94104.

(14)	Includes 37,500 shares Mr. Schultz has the right to acquire pursuant to outstanding options exercisable within 60 days. The address for Mr. Schultz is c/o Starbucks Corporation, 2401 Utah Ave. South, 8th Floor, Seattle, Washington 98134.

(15)	The address for Mr. Tierney is c/o The Bridgespan Group, 131 Clarendon Street, 7th Floor, Boston, MA 02116.

(16)	Includes 3,474,588 shares subject to options exercisable within 60 days.

PROPOSAL 1

ELECTION OF DIRECTORS

        eBay’s Certificate of Incorporation and Bylaws, as amended to date, provide for the Board of Directors to be divided into three classes, with each class having a three-year term. The first class currently consists of two directors, the second class currently consists of three directors and the third class currently consists of three directors. The term of office for the first class expires at our 2005 Annual Meeting, the term of office for the second class expires at our upcoming Annual Meeting and the term of office for the third class expires at our 2004 Annual Meeting. A director elected to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) will serve for the remainder of the term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified.

        Our Board of Directors is presently composed of eight members, six of whom are currently independent directors within the meaning of the current and proposed listing standards of the Nasdaq National Market. There are three directors in the class whose term of office expires in 2003, all of whom are currently members of the Board of Directors. One of these directors, Howard D. Schultz, an independent director, has announced that he will leave the Board when his term expires at the Annual Meeting. The two nominees for election at the Annual Meeting were previously elected by the stockholders. If elected at the Annual Meeting, each of the nominees would serve until our

2006 Annual Meeting and until his or her successor is elected and has qualified, or until his or her earlier death, resignation or removal. The class would thereafter have two members.

        Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by signed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If either nominee unexpectedly is unavailable for election, these shares will be voted for the election of a substitute nominee proposed by our Corporate Governance and Nominating Committee. Each person nominated for election has agreed to serve if elected. Management has no reason to believe that either nominee will be unable to serve.

        Set forth below is biographical information for the nominees as well as for each director whose term of office will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT OUR 2006 ANNUAL MEETING

Dawn G. Lepore

        Dawn G. Lepore, age 49, has served as a director of eBay since December 1999. Ms. Lepore is Vice Chairman of Technology, Operations, and Administration and a member of the Executive Management Committee of the Charles Schwab Corporation where she has served for over 19 years in various capacities. From October 1993 to December 2001, Ms. Lepore served as Chief Information Officer at Schwab. Prior to that she served as Senior Vice President of Information Technology at Schwab from May 1993 to October 1993 where she was responsible for the development of a wide range of systems to support Schwab’s growing product offerings and client base. She also led a strategic initiative for redesigning Schwab’s entire technology platform. Ms. Lepore also serves on the board of directors of Wal-Mart Stores, Inc. and on the Board of Trustees of Smith College. Ms. Lepore holds a B.A. degree from Smith College in Music.

Pierre M. Omidyar

        Pierre M. Omidyar, age 35, founded eBay as a sole proprietorship in September 1995. He has been a director and Chairman of the Board since eBay’s incorporation in May 1996 and also served as its Chief Executive Officer, Chief Financial Officer and President from inception to February 1998, November 1997 and August 1996, respectively. Prior to founding eBay, Mr. Omidyar was a developer services engineer at General Magic, a mobile communication platform company, from December 1994 to July 1996. Mr. Omidyar co-founded Ink Development Corp. (later renamed eShop) in May 1991 and served as a software engineer there from May 1991 to September 1994. Prior to co-founding Ink, Mr. Omidyar was a developer for Claris, a subsidiary of Apple Computer, and for other Macintosh-oriented software development companies. Mr. Omidyar also serves on the Board of Trustees of Tufts University, The Santa Fe Institute and The Omidyar Foundation. Mr. Omidyar holds a B.S. degree in Computer Science from Tufts University.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2004 ANNUAL MEETING

Philippe Bourguignon

        Philippe Bourguignon, age 55, has served as a director of eBay since December 1999. From April 1997 to January 2003, Mr. Bourguignon served as Chairman of the Board of Club Mediterranee S.A. Prior to his appointment at Club Mediterranee S.A., Mr. Bourguignon was Chief Executive Officer of Euro Disney S.A., the parent company of Disneyland Paris, since 1993, and Executive Vice President of The Walt Disney Company (Europe) S.A., since October 1996. Mr. Bourguignon was named President of Euro Disney in 1992, a post he held through April 1993. He joined The Walt Disney Company in 1988 as head of real estate development. Mr. Bourguignon holds a Masters Degree in Economics at the University of Aix-en-Provence and holds a post-graduate diploma from the Institut d’Administration des Enterprises (IAE) in Paris.

Thomas J. Tierney

        Thomas J. Tierney, age 49, has served as a director of eBay since March 2003. Mr. Tierney is the founder of The Bridgespan Group, a non-profit business consulting firm, and has been its Chairman of the Board since late 1999. Prior to founding Bridgespan, Mr. Tierney served as Chief Executive Officer of Bain & Company, a consulting firm, from June 1992 to January 2000. Mr. Tierney holds a B.A. degree in Economics from the University of California at Davis and an M.B.A. degree with distinction from the Harvard Business School. Mr. Tierney is the co-author of a book about organization and strategy called Aligning the Stars.

Margaret C. Whitman

        Margaret C. Whitman, age 46, serves eBay as President and Chief Executive Officer. She has served in that capacity since February 1998 and as a director since March 1998. From January 1997 to February 1998, she was General Manager of the Preschool Division of Hasbro Inc. From February 1995 to December 1996, Ms. Whitman was employed by FTD, Inc., a floral products company, most recently as President, Chief Executive Officer and a director. From October 1992 to February 1995, Ms. Whitman was employed by The Stride Rite Corporation in various capacities, including President, Stride Rite Children’s Group and Executive Vice President, Product Development, Marketing & Merchandising, Keds Division. From May 1989 to October 1992, Ms. Whitman was employed by The Walt Disney Company, most recently as Senior Vice President, Marketing, Disney Consumer Products. Before joining Disney, Ms. Whitman was at Bain & Co., a consulting firm, most recently as a Vice President. Ms. Whitman also serves on the board of directors of The Procter & Gamble Company and is a Member of the Board of Trustees of Princeton University. Ms. Whitman holds an A.B. degree in Economics from Princeton University and an M.B.A. degree from the Harvard Business School.

DIRECTORS CONTINUING IN OFFICE UNTIL OUR 2005 ANNUAL MEETING

Scott D. Cook

        Scott D. Cook, age 50, has served as a director of eBay since June 1998. Mr. Cook is the founder of Intuit Inc., a financial software developer. Mr. Cook has been a director of Intuit since March 1984 and is currently Chairman of the Executive Committee of the Board of Intuit. From March 1993 to July 1998, Mr. Cook served as Chairman of the Board of Intuit. From March 1984 to April 1994, Mr. Cook served as President and Chief Executive Officer of Intuit. Mr. Cook also serves on the board of directors of The Procter & Gamble Company. Mr. Cook holds a B.A. degree in Economics and Mathematics from the University of Southern California and an M.B.A. degree from the Harvard Business School.

Robert C. Kagle

        Robert C. Kagle, age 47, has served as a director of eBay since June 1997. Mr. Kagle has been a Member of Benchmark Capital Management Co., L.L.C.,, a venture capital firm, and the General Partner of Benchmark Capital Partners, L.P. and Benchmark Founders’ Fund, L.P., since its founding in May 1995. Mr. Kagle also has been a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also serves on the board of directors of Ariba, Inc. and E-LOAN, Inc. Mr. Kagle holds a B.S. degree in Electrical and Mechanical Engineering from the General Motors Institute (renamed Kettering University in January 1998) and an M.B.A. degree from the Stanford Graduate School of Business.

PROPOSAL 2

APPROVAL OF AMENDMENT TO 2001 EQUITY INCENTIVE PLAN

        We are asking you to approve an amendment to our 2001 Equity Incentive Plan, which we refer to as the 2001 Plan. The purpose of the amendment is to increase the number of shares of the common stock we may issue under the 2001 Plan by 14,000,000 shares from 25,000,000 to 39,000,000 shares.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

        A summary of the 2001 Plan is set forth below. The discussion below is qualified in its entirety by reference to the 2001 Plan, a copy of which, as amended, is attached as Appendix B to this proxy statement.

GENERAL

        The 2001 Plan provides for the grant of incentive stock options and nonstatutory stock options. Incentive stock options granted under the 2001 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code. Nonstatutory stock options granted under the 2001 Plan are not intended to qualify as incentive stock options under the Code.

PURPOSE

        The purpose of the 2001 Plan is to provide a means by which eligible employees, directors and consultants of eBay and its affiliates may be given an opportunity to purchase our common stock. We believe that the 2001 Plan assists us in retaining the services of such persons, in securing and retaining the services of persons capable of filling such positions and in providing incentives for such persons to exert maximum efforts for our success.

ADMINISTRATION

        The Board administers the 2001 Plan. Subject to the provisions of the 2001 Plan, it may construe and interpret the 2001 Plan and the options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board determines the persons to whom and the dates on which options will be granted. Subject to the provisions of the 2001 Plan, it also may determine the number of shares of our common stock to be subject to each option, the exercise and vesting schedule, the exercise price, the type of consideration and other terms of the option. Pursuant to its authority to delegate administration of the 2001 Plan to a committee of one or more members of the Board of Directors, the Board of Directors has delegated such administration to its Compensation Committee. Therefore, as used herein, the “Board” refers to the Compensation Committee as well as to the Board of Directors itself.

        The regulations under Section 162(m) of the Code require that the directors who serve as members of the Compensation Committee must be “outside directors.” The 2001 Plan provides that, in the Board’s discretion, directors serving on the Compensation Committee may be “outside directors” within the meaning of Section 162(m). This limitation would exclude from such committee directors who are: (i) current employees of ours or of an affiliate of ours; (ii) former employees of ours or an affiliate of ours receiving compensation for past services (other than benefits under a tax-qualified pension plan); (iii) current and former officers of ours or an affiliate of ours; (iv) directors currently receiving direct or indirect remuneration from us or an affiliate of ours in any capacity (other than as a director); and (v) any other person who is otherwise considered an “outside director” for purposes of Section 162(m). The definition of an “outside director” under Section 162(m) is generally narrower than the definition of a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

ELIGIBILITY

        We intended the 2001 Plan to benefit all of our employees and consultants and the employees, directors and consultants of our affiliates. As such, all are eligible to participate in the 2001 Plan. However, nonemployee directors are eligible only for grants where the essential terms have been set forth in the 2001 Plan and been approved by our stockholders, and the 2001 Plan currently does not provide for such nondiscretionary grants. In addition, the Board may grant incentive stock options under the 2001 Plan only to our employees and employees of our affiliates. As of April 30, 2003, eBay Inc. and its consolidated subsidiaries employed approximately 4,400 persons, all of whom are eligible to receive grants under the 2001 Plan.

        The Board may not grant an incentive stock option under the 2001 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of us or any of our affiliates, unless the exercise price is at least 110% of the fair market value of the common stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of our common stock with respect to which incentive stock options are exercisable for the first time by the optionholder during any calendar year (under the 2001 Plan and any other plan of ours or our affiliates) may not exceed $100,000.

        No employee may be granted options under the 2001 Plan covering more than 1,000,000 shares of our common stock during any calendar year. This limitation is referred to in this proxy statement as the Section 162(m) Limitation.

STOCK SUBJECT TO THE 2001 PLAN

        We have reserved an aggregate of 39,000,000 shares of our common stock for issuance under the 2001 Plan. As of April 1, 2003, there were 19,390,370 shares to be issued upon the exercise of outstanding options under the 2001 Plan and only 4,126,411 shares were available for future grant under the 2001 Plan from the 25,000,000 shares previously approved by our stockholders. If options granted under the 2001 Plan expire or otherwise terminate without being exercised, the shares of our common stock not acquired pursuant to such options again become available for issuance under the 2001 Plan.

TERMS OF OPTIONS

        Exercise Price; Payment. The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock subject to the option on the date of the grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options generally may not be less than 100% of the fair market value of the common stock on the date of grant. However, the Board may establish an exercise price for a nonstatutory stock option with up to a 15% discount if the discount is expressly granted in lieu of a reasonable amount of salary or a cash bonus. If options were granted with exercise prices below fair market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m) of the Code. See “Federal Income Tax Information” below. As of April 30, 2003, the closing price of our common stock as reported on the Nasdaq National Market System was $92.91 per share. Optionholders (other than those subject to the SEC reporting requirements of Section 16 of the Securities Act of 1934, as amended) may pay the exercise price either in cash or, if allowed by the Board, by delivery of other shares of our common stock or in any other form of legal consideration acceptable to the Board.

        Option Exercise. Options granted under the 2001 Plan may become exercisable in cumulative increments, or vest, as determined by the Board, and the Board may accelerate the time during which an option may vest or be exercised. In addition, options may permit exercise prior to vesting, but in such event the optionholder will be required to enter into an early exercise stock purchase agreement that allows us to repurchase unvested shares, generally at the optionholder’s exercise price, should the optionholder’s service terminate before vesting. To the extent provided by the terms of an option, an optionholder may satisfy any tax withholding obligation relating to the exercise of the option by a cash payment upon exercise, by authorizing us to withhold a portion of the common stock otherwise issuable to the optionholder, by delivering already-owned shares of our common stock (or providing assurances of ownership and receiving shares on a net basis) or by a combination of these means.

        Term. The term of options will be 10 years or less, and options generally will terminate three months after termination of the optionholder’s service. If such termination is due to the optionholder’s disability as determined under the 2001 Plan, the option generally may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination. If the optionholder dies during the option term, or within three months after termination of service other than for cause or because of disability, the option generally may be exercised (to the extent the option was exercisable at the time of the optionholder’s death) within 18 months of the optionholder’s death. An optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

RESTRICTIONS ON TRANSFER

        The optionholder may not transfer an incentive stock option otherwise than by will or by the laws of descent and distribution. The Board may grant nonstatutory stock options that are transferable to the extent provided in the stock option agreement.

ADJUSTMENT PROVISIONS

        Transactions not involving our receipt of consideration, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of our common stock subject to the 2001 Plan and to outstanding options. In that event, the Board will appropriately adjust the 2001 Plan as to the class and the maximum number of shares of our common stock subject to the 2001 Plan and to the Section 162(m) Limitation, and will adjust outstanding options as to the class, number of shares and price per share of our common stock.

EFFECT OF CERTAIN CORPORATE EVENTS

        In the event of our dissolution or liquidation, outstanding options will terminate immediately prior to the date of such event. However, outstanding options do not automatically terminate in the event of a change in control. A “change in control” means a sale, lease or other disposition of all or substantially all of our assets, a merger or consolidation in which we are not the surviving corporation, or a reverse merger in which we are the surviving corporation but the shares of our stock outstanding immediately preceding the merger are converted by virtue of the merger into other property. In the event of a change in control, any surviving corporation or acquiring corporation may assume or continue outstanding options or may substitute similar options. If it refuses to do so, then with respect to options held by optionholders whose service has not terminated, the vesting of such options (and, if applicable, the time during which such options may be exercised) will be accelerated in full. The unexercised portion of all outstanding options will terminate upon the change in control. The acceleration of an option in the event of a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

DURATION, AMENDMENT, REPRICING AND TERMINATION

        The Board may amend, suspend or terminate the 2001 Plan at any time or from time to time. Stockholders initially approved the 2001 Plan at our 2001 Annual Meeting. Stockholder approval of any amendment to the 2001 Plan must be sought if necessary under applicable laws or regulations. Stockholder approval also must be sought for any material amendment to the 2001 Plan. However, the Board may submit any amendment under the 2001 Plan for stockholder approval at its discretion.

        In 2002, the Board amended the plan to provide that, except for adjustments that result from events that affect our capitalization, prior stockholder approval is required before the Board may cancel, replace with a new option, or reduce the exercise price of, any option it has already granted under the 2001 Plan. The 2001 Plan terminates on March 21, 2011, unless sooner terminated.

FEDERAL INCOME TAX INFORMATION

        Options granted under the 2001 Plan to persons subject to United States taxation generally have the following federal income tax consequences:

        Incentive Stock Options. Incentive stock options under the 2001 Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. To date, no incentive stock options have been granted under the 2001 Plan.

        There generally are no federal income tax consequences to the optionholder or to us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionholder’s alternative minimum tax liability, if any.

        If an optionholder holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionholder upon exercise of the option, any gain or loss on a disposition of such stock will be a long-term capital gain or loss if the optionholder held the stock for more than one year.

        Generally, if the optionholder disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the optionholder will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the optionholder’s actual gain, if any, on the purchase and sale. The optionholder’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

        To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition, we will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

        Nonstatutory Stock Options. There are no tax consequences to the optionholder or to us by reason of the grant of a nonstatutory stock option. Upon acquisition of the stock, the optionholder normally will recognize taxable ordinary income equal to the excess, if any, of the stock’s fair market value on the acquisition date over the purchase price. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the optionholder elects to be taxed on receipt of the stock. With respect to employees, we are generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder.

        Upon disposition of our stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the optionholder held our stock for more than one year. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

        Capital Gains. Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently generally 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 38.6%. Slightly different rules may apply to participants who acquire stock subject to our repurchase right.

        Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to options, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

        Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the option is granted by a compensation committee composed solely of “outside directors” and either (i) the plan contains a per-employee limitation on the number of shares for which such options may be granted during a specified period, the per-employee limitation is approved by the stockholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant, or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by stockholders.

PARTICIPATION IN THE 2001 PLAN

        The grant of stock options under the 2001 Plan to executive officers, including the executive officers named in the Summary Compensation Table set forth under “Executive Compensation — Compensation of Executive Officers,” is subject to the discretion of the Board. During 2002, all current executive officers as a group, including such named executive officers, and all other employees as a group were granted options to purchase 1,100,000 shares at a weighted average exercise price of $58.05 and 10,816,779 shares at a weighted average exercise price of $58.55, respectively.

        During this period, options to purchase an aggregate of 1,437,285 shares were cancelled. Since the 2001 Plan’s inception, none of our current directors, with the exception of Ms. Whitman, has been granted options to purchase shares under the 2001 Plan. As of December 31, 2002, the weighted average exercise price of outstanding options under the 2001 Plan was $59.28. As of the date hereof, there has been no determination as to future awards under the 2001 Plan. Accordingly, future benefits or amounts received are not determinable.

PROPOSAL 3

APPROVAL OF 2003 DEFERRED STOCK UNIT PLAN

        We are asking you to approve the 2003 Deferred Stock Unit Plan, or DSU Plan. In March 2003, the Board of Directors adopted the DSU Plan, subject to stockholder approval. The DSU Plan was adopted as a result of the Board’s comprehensive review of the company’s director compensation structure that began in December 2002, as described under “Compensation of Directors” above. As a result of that review, the Board determined to eliminate the initial 180,000 share option grant to new directors and replace it with the deferred stock unit award described below. The DSU Plan is intended to retain and motivate directors (and such other officers or employees as are selected to participate) by allowing eBay to grant them a proprietary interest in the company’s success, in the form of deferred stock units, or DSUs. Each DSU represents an unfunded, unsecured right to receive one share of eBay common stock (or the equivalent value thereof in cash or property), and the value of a DSU varies directly with the price of eBay’s common stock.

        Subject to stockholder approval of the DSU Plan, new directors (including Mr. Tierney) will receive a DSU award with an initial value of $150,000 when they are elected to the Board (or, in the case of Mr. Tierney, on the date of stockholder approval of the DSU Plan).

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

        A summary of the DSU Plan is set forth below. The discussion below is qualified in its entirety by reference to the complete text of the DSU Plan, which is attached as Appendix C to this proxy statement.

PURPOSE

        The purpose of the DSU Plan is to retain and motivate our directors and such other officers or employees (including prospective employees) as are selected to participate, to compensate them for their contributions to our long-term growth and profits, and to encourage them to acquire a proprietary interest in eBay’s success. Awards will be made to all new directors of the Board and any officer or employee (including prospective employees) of eBay selected by the Board or the committee that administers the DSU Plan.

ADMINISTRATION

        The Compensation Committee is charged with administering the DSU Plan. The Compensation Committee may construe and interpret the DSU Plan, determine the directors and employees to whom awards may be granted, and make all other determinations under the DSU Plan. At any time, the Board may grant Awards under the DSU Plan or administer the DSU Plan.

ELIGIBILITY

        An award with an initial value of $150,000 will be made to each new director elected to the Board after December 31, 2002 on the date of his or her election to the Board (or, if later, the date of stockholder adoption of the DSU Plan). Awards may also be made to officers and employees (including prospective employees), at the Compensation Committee’s discretion. As of the date of this proxy, Mr. Tierney, a new director elected in March 2003, will receive an award upon approval of the DSU Plan by the stockholders. If the DSU Plan is not approved by the stockholders, no awards will be granted, and the Board of Directors will consider what additional compensation to offer to new directors in lieu of DSU awards. The number of participants and the amount of their DSU awards during the 2003 fiscal year will be determined by the number of new directors and, with regards to other officers and employees, at the discretion of the Compensation Committee. As of April 30, 2003, eBay Inc. and its consolidated subsidiaries employed approximately 4,400 persons, all of whom are eligible to receive awards under the DSU Plan. The Compensation Committee has no current plans to make DSU awards other than to directors as described above, but retains the right to make DSU awards to any eligible director, officer or employee in the future.

STOCK SUBJECT TO THE PLAN

        The total number of shares of our common stock that may be reserved for issuance under the DSU Plan is 1,000,000 shares. Those shares of common stock may, in the discretion of the Compensation Committee, be either authorized but unissued shares or shares previously issued and reacquired by eBay. If any DSU award expires, terminates or otherwise lapses, in whole or in part, any shares of common stock subject to that award will be returned to the pool of shares available for issuance under the DSU Plan.

        The Compensation Committee has the authority (but is not required) to adjust the number of shares of common stock issuable under the DSU Plan and to adjust equitably the terms of any outstanding DSU award (including by payment of cash or adjustment of the number of shares of common stock covered by the award, the type of property to which the award is subject and the exercise or strike price of the award) in such manner as it deems appropriate to preserve the benefits intended to be made available to DSU award recipients, for any increase or decrease in the number of issued shares of common stock resulting from certain events that affect the capitalization of eBay.

TYPES OF AWARDS

        The DSU Plan provides for awards in the form of DSUs and dividend equivalent rights. Each award will be evidenced by an Award Agreement that will govern the award’s terms and conditions.

        A DSU is an unfunded, unsecured right to receive a share of common stock (or cash, securities, or other property of equivalent value) at a future date specified by the Compensation Committee in the recipient’s Award Agreement. Each DSU award granted to a director upon election to the Board will vest as to 25% of the DSUs on the first anniversary of the date of grant and as to 1/48 of the DSUs each month thereafter, provided the director continues as a director or consultant of eBay. The Compensation Committee may set the terms of vesting of other awards in its discretion.

        A dividend equivalent right represents an unfunded and unsecured promise to pay to the recipient (in cash, common stock, or in another form) an amount equal to all or any portion of the dividends that would be paid on the shares of common stock covered by an award if such shares had been delivered pursuant to the award. The conditions and restrictions for payments in connection with dividend equivalent rights will be determined by the Compensation Committee, as specified in the recipient’s Award Agreement. A dividend equivalent right may be granted alone or in connection with another award. Because eBay has never paid a cash dividend on its stock and currently anticipates that it will continue to retain all future earnings, there are currently no plans to issue dividend equivalent rights; however, the Compensation Committee may elect to do so in the future at its discretion.

        No recipient of any award under the DSU Plan will have any rights of a stockholder of eBay with respect to shares of common stock subject to the award until the right to receive common stock under the award has been exercised and the common stock has been delivered.

EFFECT OF CERTAIN CORPORATE EVENTS

        Except to the extent the Compensation Committee otherwise determines or provides in an Award Agreement, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of eBay with or into any other entity or any transaction in which another person or entity acquires all of the issued and outstanding common stock of eBay, or all or substantially all of the assets of eBay, outstanding awards may be assumed or a substantially equivalent award may be substituted by such successor entity or a parent or subsidiary of such successor entity.

RESTRICTIONS ON TRANSFER

        Except to the extent otherwise expressly provided in an applicable Award Agreement, no award (or any rights and obligations thereunder) granted to any person under the DSU Plan may be sold, transferred, pledged or otherwise disposed of or hedged in any manner other than by will or by the laws of descent and distribution.

DURATION, AMENDMENT AND TERMINATION

        The DSU Plan will terminate, and no more awards will be granted, on March 17, 2013. The Board has the right to terminate the DSU Plan at any time.

        The Compensation Committee may, at any time, suspend, discontinue, revise or amend the DSU Plan in any respect whatsoever if its action does not materially adversely affect the rights and obligations of the recipient of a previously granted award. Shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable law, rule or regulation.

        The expiration date of each award will be determined by the Compensation Committee and will be specified in the recipient’s Award Agreement. Awards under the DSU Plan may, in the discretion of the Compensation Committee, be made in substitution for cash or other compensation otherwise payable to the recipient of the grant.

FEDERAL INCOME TAX INFORMATION

        DSUs granted under the DSU Plan to persons subject to taxation generally have the following United States federal income tax consequences:

        Grant. There are no tax consequences to the DSU holder or eBay by reason of the grant of the DSUs.

        Delivery. There generally are no federal income tax consequences to the DSU holder until the right to receive common stock under the award has been exercised and the common stock (or cash or property) has been delivered. Upon delivery, the holder will realize taxable ordinary income equal to the value of the stock (or cash or property) awarded at the date of delivery. In the taxable year in which the DSU holder recognizes ordinary income on the shares underlying the DSU, eBay is entitled to a tax deduction equal to the amount of income recognized by the DSU holder.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        We have selected PricewaterhouseCoopers LLP, or PwC, as our independent auditors for the fiscal year ending December 31, 2003. We are submitting our selection of independent auditors for ratification by the stockholders at the Annual Meeting. PwC has audited our historical financial statements for all annual periods since our incorporation in 1996. We expect that representatives of PwC will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

        Our Bylaws do not require that the stockholders ratify the selection of PwC as our independent auditors. However, we are submitting the selection of PwC to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Board of Directors and the Audit Committee, in their discretion, may change the appointment at any time during the year if we determine that such a change would be in the best interests of eBay and our stockholders.

AUDIT AND OTHER PROFESSIONAL FEES

        During the fiscal years ended December 31, 2001 and December 31, 2002, fees for services provided by PwC, as follows (rounded to the nearest $1,000):

	Year Ended
	December 31,

	2001	2002

Audit Fees	$670,000	$1,195,000
Audit-Related Fees	969,000	747,000
Tax Fees	15,000	19,000
All Other Fees	31,000	91,000

Total	$1,685,000	$2,052,000

        “Audit fees” consisted of fees billed for services rendered for the audit of eBay’s annual financial statements, review of financial statements included in eBay’s quarterly reports on Form 10-Q, and other services normally provided in connection with statutory and regulatory filings. “Audit-related fees” consisted primarily of fees billed for due diligence review in connection with acquisitions and divestitures and consultation regarding financial accounting and reporting matters. “Tax fees” consisted of fees billed for consulting regarding tax compliance, tax advice and tax planning. “All other fees” consisted of fees billed for services in connection with legal matters and technical accounting research. The Audit Committee has determined that the rendering of non-audit services by PwC was compatible with maintaining their independence.

AUDIT COMMITTEE PRE-APPROVAL POLICY

        Our Audit Committee has adopted a policy requiring the pre-approval of any non-audit engagement of PwC. In the event that we wish to engage PwC to perform accounting, technical, diligence or other permitted services not related to the services performed by PwC as our independent auditor, our internal finance personnel will prepare a summary of the proposed engagement, detailing the nature of the engagement, the reasons why PwC is the preferred provider of such services and the estimated duration and cost of the engagement. The report will be provided to our Audit Committee or a designated committee member, who will evaluate whether the proposed engagement will interfere with the independence of PwC in the performance of its auditing services. In the future, we intend to disclose all approved non-audit engagements in the appropriate quarterly report on Form 10-Q or annual report on Form 10-K.

        Our Audit Committee adopted the policy on pre-approval of non-audit engagements in October 2002 and approved the following non-audit engagements through April 30, 2003:

•	the engagement by PayPal of PwC to perform an analysis under Statement on Accounting Standards (SAS) No. 70 (Service Organizations) of PayPal’s information technology processes and controls;

•	the possible engagement of PwC to provide general financial advisory services to us in connection with our potential involvement in an arbitration proceeding related to the interpretation of a contractual provision in a dispute that has since been resolved;

•	the engagement by PayPal of PwC to review PayPal’s internal compliance audit under the provisions of the USA PATRIOT Act;

•	the engagement by PayPal Asset Management, Inc. of PwC to audit the financial statements and prepare the federal tax return of PayPal Money Market Reserve Fund;

•	the engagement by PayPal of PwC to prepare the personal income tax return of an expatriate employee of PayPal working in the United Kingdom;

•	the engagement by PayPal of PwC to provide general advisory services in connection with a research and development tax credit project;

•	the engagement of PwC to provide general advisory services to us in connection with an evaluation of our internal systems, processes and controls under Section 404 of the Sarbanes-Oxley Act; and

•	the engagement of PwC to provide consultations on financial accounting and reporting matters.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

        We constitute the Audit Committee of the Board of Directors of eBay. The Audit Committee oversees eBay’s financial reporting process on behalf of the Board of Directors, and held seven meetings in 2002. Management has the primary responsibility for financial statements and the reporting process, including systems of internal controls. In fulfilling our oversight responsibilities, we reviewed and discussed the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2002 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

        Each member of the Audit Committee meets both the current and proposed independence requirements of the Nasdaq Stock Market. In December 2002, the Board of Directors revised the Audit Committee Charter to reflect new rules and standards set forth in proposed SEC regulations, as well as proposed changes to Nasdaq listing standards. A copy of the revised Audit Committee Charter is attached as Appendix A to this proxy statement. Any changes in the charter or key practices will be reflected on the corporate governance section of the company’s website at www.shareholder.com/ebay/corp-gov.cfm.

        PricewaterhouseCoopers LLP, or PwC, eBay’s independent auditors, are responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles. We have reviewed the audited financial statements with PwC and have discussed with them their judgments as to the quality of the company’s accounting principles and the other matters required to be discussed

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

with the Audit Committee under generally accepted auditing standards, including the matters required by the Statement on Auditing Standards No. 61 (Communications with Audit Committees). In addition, we have discussed with PwC their independence from management and the company, and have received and reviewed the written disclosure and the letter regarding the auditors’ independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee). We have also concluded that PwC’s provision to eBay and its affiliates of the non-audit services described under “Audit and Other Professional Fees” above is compatible with PwC’s independence.

        We discussed with PwC the overall scope of and plans for their audit, and met with them, both with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

        Based our reviews and discussions described above, we recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2002. We have also recommended, and the Board has approved, subject to stockholder approval, the selection of PwC as our independent auditors for 2003.

AUDIT COMMITTEE

Scott D. Cook
Robert C. Kagle
Dawn G. Lepore

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4.

OUR EXECUTIVE OFFICERS

        Executive officers are elected annually by the Board and serve at the discretion of the Board. Set forth below is information regarding our executive officers as of April 1, 2003.

Name	Age	Position

Margaret C. Whitman	46	President & Chief Executive Officer
Matthew J. Bannick	38	Senior Vice President and General Manager, Global Online Payments
William C. Cobb	46	Senior Vice President and General Manager, eBay International
Rajiv Dutta	41	Senior Vice President and Chief Financial Officer
Michael R. Jacobson	48	Senior Vice President, Legal Affairs, General Counsel & Secretary
Jeffrey D. Jordan	44	Senior Vice President and General Manager, U.S. Business
Maynard G. Webb, Jr.	47	Chief Operating Officer

        Margaret C. Whitman’s biography is set forth under the heading “Proposal 1 — Election of Directors — Directors Continuing in Office Until Our 2004 Annual Meeting.”

        Matthew J. Bannick serves eBay as Senior Vice President and General Manager, Global Online Payments and Chief Executive Officer of PayPal. He has served in those capacities since October 2002. From December 2000 to October 2002, Mr. Bannick served as eBay’s Senior Vice President and General Manager, eBay International. From February 1999 to December 2000, Mr. Bannick served, at various times, as eBay’s Vice President, International; Vice President, Product and Community; and Vice President, Customer Support. From April 1995 to January 1999, Mr. Bannick was an executive for Navigation Technologies (NavTech), a provider of digital map databases. Mr. Bannick was President of NavTech North America for three years and also served as Senior Vice President of Marketing and Vice President of Operations. From June 1992 to August 1992, Mr. Bannick served as a consultant for McKinsey & Company, in Europe and from June 1993 to April 1995 in the U.S. Mr. Bannick also served as a U.S. diplomat in Germany during the period of German unification. Mr. Bannick holds a B.A. in Economics and International Studies from University of Washington and an M.B.A degree from the Harvard Business School.

        William C. Cobb serves eBay as Senior Vice President and General Manager, eBay International. He has served in that capacity since September 2002. From November 2000 to September 2002, Mr. Cobb served as eBay’s Senior Vice President, Global Marketing. From February 2000 to June 2000, Mr. Cobb served as the General Manager of Consumer Sales for Netpliance, Inc., an Internet-based content company. From July 1997 to February 2000, Mr. Cobb served as the Senior Vice President of International Marketing for Tricon Global Restaurants, Inc. From August 1995 to July 1997, Mr. Cobb served as the Senior Vice President and Chief Marketing Officer for Pizza Hut, Inc., a division of Tricon Global Restaurants, Inc. From May 1994 to August 1995, Mr. Cobb served as Vice President of Colas for the Pepsi-Cola Company, a division of PepsiCo., Inc. Mr. Cobb holds a B.S. degree in Economics from the University of Pennsylvania and an M.B.A. degree from Northwestern University.

        Rajiv Dutta serves eBay as Senior Vice President and Chief Financial Officer. He has served in that capacity since January 2001. From August 1999 to January 2001, Mr. Dutta served as eBay’s Vice President of Finance and Investor Relations. From July 1998 to August 1999, Mr. Dutta served as eBay’s Finance director. From February 1998 to July 1998, Mr. Dutta served as the World Wide Sales Controller of KLA-Tencor, a maker of tools used in microchip production. Prior to KLA-Tencor, Mr. Dutta spent ten years, from January 1988 to February 1998, at Bio-Rad Laboratories, Inc., a manufacturer and distributor of life science and diagnostic products. Mr. Dutta held a variety of positions with the company, including the group controller of the Life Science Group. Mr. Dutta holds a B.A. degree in Economics from St. Stephen’s College, Delhi University in India and an M.B.A. degree from Drucker School of Management.

        Michael R. Jacobson serves eBay as Senior Vice President, Legal Affairs, General Counsel and Secretary. He has served in that capacity or as Vice President, Legal Affairs, General Counsel since August 1998. From 1986 to

August 1998, Mr. Jacobson was a partner with the law firm of Cooley Godward LLP, specializing in securities law, mergers and acquisitions and other transactions. Mr. Jacobson holds an A.B. degree in Economics from Harvard College and a J.D. degree from Stanford Law School.

        Jeffrey D. Jordan serves eBay as Senior Vice President and General Manager, U.S. Business. He has served in that capacity since April 2000. From September 1999 to April 2000, Mr. Jordan served as eBay’s Vice President, Regionals and Services. From September 1998 to September 1999, Mr. Jordan served as Chief Financial Officer for Hollywood Entertainment and President of their subsidiary, Reel.com. From September 1990 to September 1998, Mr. Jordan served in various capacities including most recently Senior Vice President and Chief Financial Officer of The Disney Store Worldwide, a subsidiary of The Walt Disney Company. Mr. Jordan holds a B.A. degree in Political Science and Psychology from Amherst College and an M.B.A. degree from the Stanford Graduate School of Business.

        Maynard G. Webb, Jr. serves eBay as Chief Operating Officer. He has served in that capacity since June 2002. From August 1999 to June 2002, Mr. Webb served as President, eBay Technologies. From July 1998 to August 1999, Mr. Webb was Senior Vice President and Chief Information Officer at Gateway, Inc. From February 1995 to July 1998, Mr. Webb was Vice President and Chief Information Officer at Bay Networks, Inc. From June 1991 to January 1995, Mr. Webb was Director, IT at Quantum Corporation. Mr. Webb also serves on the board of directors of Gartner, Inc., a high technology research and consulting firm. Mr. Webb holds a B.A.A. degree from Florida Atlantic University.

EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

        The following table shows certain compensation earned during the fiscal years ending December 31, 2000, 2001 and 2002, by our Chief Executive Officer and four most highly-compensated executive officers (based on their total annual salary and bonus compensation), also referred to as the Named Executive Officers, at December 31, 2002.

Summary Compensation Table

						Long-Term and
	Annual Compensation					Other Compensation

						Number of
						Securities
					Other Annual	Underlying		All Other
Name and 2002 Principal Positions	Fiscal Year	Salary(1)	Bonus(2)		Compensation(3)	Options		Compensation(6)

Margaret C. Whitman	2002	$250,008	$419,698	(8)	$133,062	300,000		$1,980
President and Chief	2001	241,256	139,332		—	750,000		1,884
Executive Officer	2000	210,000	87,914		—	500,000	(4)	1,882

Maynard G. Webb, Jr.	2002	531,250	837,154	(9)	—	150,000		1,104
Chief Operating Officer	2001	500,000	646,137	(9)	—	500,000		384
	2000	450,000	503,151		—	100,000	(4)	384

Jeffrey D. Jordan	2002	345,102	739,762	(10)	—	135,000		672
Senior Vice President and General	2001	322,404	467,041	(10)	—	400,000		4,759
Manager, U.S. Business	2000	290,000	136,254		—	300,000	(5)	30,750

Matthew J. Bannick	2002	334,086	472,540	(11)	15,987	140,000		2,173
Senior Vice President,	2001	279,506	133,396		—	300,000		1,884
Global Online Payments	2000	207,250	86,139		—	140,000	(4)	1,872

							Long-Term and
	Annual Compensation						Other Compensation

							Number of
							Securities
						Other Annual	Underlying	All Other
Name and 2002 Principal Positions	Fiscal Year	Salary(1)		Bonus(2)		Compensation(3)	Options	Compensation(6)

William C. Cobb	2002	312,185		240,390	(12)	—	125,000	2,173
Senior Vice President,	2001	283,666		202,026	(12)	—	—	92,127
International	2000	27,576	(7)	—		—	280,000	14,064

(1)	Effective April 1, 2002, all eligible employees of eBay, including certain of the Named Executive Officers, received an annual salary increase representing: (i) in the case of Mr. Webb, a salary of $525,000 per annum; (ii) in the case of Mr. Jordan, a salary of $350,136 per annum; (iii) in the case of Mr. Bannick, a salary of $350,112 per annum; and (iv) in the case of Mr. Cobb, a salary of $300,000 per annum. Mr. Cobb’s salary increased to $350,112 in September 2002 in connection with his increased responsibilities as Senior Vice President and General Manager, eBay International. Mr. Webb’s salary increased to $575,000 in October 2002 in connection with his increased responsibilities as Chief Operating Officer. Ms. Whitman’s salary in 2002 was $250,008 per annum.

(2)	All 2002 bonuses represent amounts paid in 2002 and 2003 for services rendered in 2002, all 2001 bonuses represent amounts paid in 2001 and 2002 for services rendered in 2001, and all 2000 bonuses represent amounts paid in 2000 and 2001 for services rendered in 2000.

(3)	Represents: (i) in the case of Ms. Whitman, her personal use of eBay’s corporate aircraft ($58,101), which is valued at rates prescribed under applicable IRS regulations, and of a corporate aircraft from an unaffiliated third-party vendor, which is valued at actual invoiced amounts ($74,961); and (ii) in the case of Mr. Bannick, costs associated with family transportation while Mr. Bannick worked out of our European offices during the summer of 2002.

(4)	Reflects option grants that were subsequently rescinded and cancelled by agreement between eBay and the applicable Named Executive Officer in July 2000 after it was determined that the grants might call into question the desired accounting treatment of our acquisition of Half.com.

(5)	All but 100,000 of the shares of our common stock underlying options granted to Mr. Jordan in 2000 were subsequently rescinded and cancelled by agreement between eBay and Mr. Jordan after it was determined that the grants might call into question the described accounting treatment of our acquisition of Half.com.

(6)	Represents: (i) in the case of Mr. Jordan, a reimbursement for relocation expenses paid to him in 2000 ($28,866) and 2001 ($2,875); (ii) in the case of Mr. Cobb, a reimbursement for relocation expenses paid to him in 2000 ($13,799) and 2001 ($90,243); and (iii) in the case of each of the Named Executive Officers, insurance premiums we paid with respect to group life insurance for their benefit and matching contributions under our 401(k) Plan (subject to the maximum of $1,500 per annum).

(7)	Mr. Cobb was hired by eBay in November 2000. Accordingly, the amounts shown in the table above for fiscal year 2000 are for a period of less than a year. Mr. Cobb’s salary in 2000 was $280,000 per annum.

(8)	Represents for 2002, $329,698 paid under eBay’s Management Incentive Plan and an additional $90,000 bonus granted by the Compensation Committee after the end of the fiscal year.

(9)	Represents for 2002, $387,254 paid under eBay’s Management Incentive Plan and $449,900 paid under Mr. Webb’s special retention plan and represents for 2001, $290,927 paid under eBay’s Management Incentive Plan and $355,200 under Mr. Webb’s special retention plan. See “Certain Relationships and Related Transactions.”

(10)	Represents for 2002, $202,212 paid under eBay’s Management Incentive Plan, $522,550 under Mr. Jordan’s special retention plans and $15,000 pursuant to our discretionary reward program, and represents for 2001, $153,041 paid under eBay’s Management Incentive Plan and $314,000 under Mr. Jordan’s special retention plan. See “Certain Relationships and Related Transactions.”

(11)	Represents for 2002, $207,540 paid under eBay’s Management Incentive Plan, $250,000 under Mr. Bannick’s special retention plan and $15,000 pursuant to our discretionary reward program. See “Certain Relationships and Related Transactions.”

(12)	Represents for 2002, $170,390 paid under eBay’s Management Incentive Plan and $70,000 under Mr. Cobb’s special retention plan and represents for 2001, $132,026 paid under eBay’s Management Incentive Plan and $70,000 under Mr. Cobb’s special retention plan. See “Certain Relationships and Related Transactions.”

        The following executive officers received grants of options in 2002 under the 2001 Plan.

OPTION GRANTS DURING 2002

					Potential Realizable
					Value at Assumed Annual
	Number of	Percentage of			Rates of Stock Price
	Securities	Total Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term(4)
	Options	Employees	Price	Expiration
Name	Granted(1)	during 2002(2)	Per Share(3)	Date	5%	10%

Margaret C. Whitman	300,000	2.1%	$58.05	02/12/12	$10,952,200	$27,755,025
Maynard G. Webb, Jr.	150,000	1.1	58.05	02/12/12	5,476,100	13,877,512
Jeffrey D. Jordan	135,000	1.0	58.05	02/12/12	4,928,490	12,489,761
Matthew J. Bannick	140,000	1.0	58.05	02/12/12	5,111,027	12,952,345
William C. Cobb	125,000	0.9	58.05	02/12/12	4,563,417	11,564,594

(1)	Options granted in 2002 were granted under the 2001 Plan. All options granted in 2002 to the Named Executive Officers were granted by our Board, are nonqualified stock options and are subject to a four-year vesting schedule, vesting 12.5% after six months and 1/48 per month thereafter.

(2)	Based on options to purchase 14,205,236 shares of our common stock granted in 2002, exclusive of 150,000 shares granted to our directors and options to purchase an aggregate of 2,511,149 shares that were assumed by us in connection with the PayPal acquisition in October 2002.

(3)	Options were granted at an exercise price equal to the fair market value of our common stock, as determined by the Board of Directors on the date of grant. The exercise prices per shares listed in the table above are rounded to the nearest cent.

(4)	Reflects the value of the stock option on the date of grant assuming (i) for the 5% column, a 5% annual rate of appreciation in our common stock over the ten-year term of the option and (ii) for the 10% column, a 10% annual rate of appreciation in our common stock over the ten-year term of the option, in each case without discounting to net present value and before income taxes associated with the exercise. The 5% and 10% assumed rates of appreciation are based on the rules of the SEC and do not represent our estimate or projection of the future common stock price. The amounts in this table may not necessarily be achieved.

        The following table sets forth the number of shares acquired and the value realized upon exercise of stock options during 2002 and the number of shares of our common stock subject to exercisable and unexercisable stock options held as of December 31, 2002, by each of the Named Executive Officers. The value at fiscal year end is measured as the difference between the exercise price and the fair market value at close of market on December 31, 2002, which was $67.82.

Aggregate Option Exercises in 2002 and Values at December 31, 2002

			Number of Securities		Value of Unexercised
	Number of		Underlying Unexercised Options		In-the-Money Options at
	Shares		at December 31, 2002		December 31, 2002(2)
	Acquired on	Value
Name	Exercise	Realized(1)	Exercisable(#)	Unexercisable(#)	Exercisable($)	Unexercisable($)

Margaret C. Whitman	—	—	218,750	831,250	$4,947,734	$18,801,391
Maynard G. Webb	400,000	$6,922,607	474,035	465,965	11,714,025	10,443,840
Jeffrey D. Jordan	133,328	2,576,137	355,901	334,648	2,253,147	5,438,814
Matthew J. Bannick	113,329	2,106,234	220,832	247,497	1,312,179	4,155,422
William C. Cobb	85,000	1,898,718	86,874	233,126	2,057,054	4,942,533

(1)	Value realized is based on the fair market value of our common stock on date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the officer.

(2)	Calculated using the fair market value of our common stock on December 31, 2002 ($67.82) less the exercise price of the option.

EQUITY COMPENSATION PLAN INFORMATION

        The following table gives information about our shares of common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2002, including our 1996 Stock Option Plan, 1997 Stock Option Plan, 1998 Equity Incentive Plan, 1998 Directors Stock Option Plan, the 1999 Global Equity Incentive Plan and the 2001 Plan, as well as shares of our common stock that may be issued under individual compensation arrangements that were not approved by our stockholders, also referred to as our Non-Plan Grants. No warrants or rights are outstanding under any of the foregoing plans.

				(c)
			(b)	Number of Securities
	(a)		Weighted Average	Remaining Available for
	Number of Securities to be		Exercise Price of	Future Issuance Under
	Issued Upon Exercise of		Outstanding	Equity Compensation Plans
Plan Category	Outstanding Options,		Options, Warrants	(Excluding Securities
	Warrants and Rights		and Rights	Reflected in Column (a))

Equity compensation plans approved by securityholders	34,722,006		$56.27	22,238,406 (1)
Equity compensation plans not approved by securityholders	780,000	(2)(3)(4)(5)(6)	1.56	—

Total	35,502,006		$55.07	22,238,406

(1)	Includes 1,623,993 shares of our common stock remaining available for future issuance under our 1998 Employee Stock Purchase Plan, as amended, or the ESPP, as of December 31, 2002. Our ESPP contains an “evergreen” provision that automatically increases, on each January 1, the number of securities available for issuance under the ESPP by the number of shares purchased under the ESPP in the preceding calendar year. An aggregate amount of 176,007 shares was purchased under the ESPP in 2002. None of our other plans has an “evergreen” provision. If the stockholders approve the proposed amendment to the 2001 Equity Incentive Plan and approve the 2003 Deferred Stock Unit Plan, the number of securities remaining available for future issuance under equity compensation plans would increase to 37,238,406 shares.

(2)	Does not include 13,772 shares of our common stock, with a weighted average exercise price of $1.10 per share, to be issued upon exercise of outstanding options assumed by us under the Billpoint, Inc. 1999 Stock Option Plan, or the Billpoint Plan, in connection with our acquisition of Billpoint in 1999, as we cannot make subsequent grants or awards of our equity securities under the Billpoint Plan. Prior to our acquisition of Billpoint, the stockholders of Billpoint approved the Billpoint Plan. Our stockholders, however, did not approve the Billpoint Plan in connection with our acquisition of Billpoint.

(3)	Does not include 95,363 shares of our common stock, with a weighted average exercise price of $13.83 per share, to be issued upon exercise of outstanding options assumed by us under the Half.com, Inc. 1999 Equity Compensation Plan, or the Half.com Plan, in connection with our acquisition of Half.com in 2000, as we cannot make subsequent grants or awards of our equity securities under the Half.com Plan. Prior to our acquisition of Half.com, the stockholders of Half.com approved the Half.com Plan. Our stockholders, however, did not approve the Half.com Plan in connection with our acquisition of Half.com.

(4)	Does not include 59,159 shares of our common stock, with a weighted average exercise price of $0.43 per share, to be issued upon exercise of outstanding options assumed by us under the Confinity, Inc. 1999 Stock Plan, or the Confinity Plan, in connection with our acquisition of PayPal in October 2002, as we cannot make subsequent grants or awards of our equity securities under the Confinity Plan. The Confinity Plan was assumed by PayPal in connection with its merger with Confinity in 2000. Prior to our acquisition of PayPal and PayPal’s merger with Confinity, the stockholders of Confinity approved the Confinity Plan. Our stockholders, however, did not approve the Confinity Plan in connection with our acquisition of PayPal.

(5)	Does not include 323,313 shares of our common stock, with a weighted average exercise price of $3.00 per share, to be issued upon exercise of outstanding options assumed by us under the X.com Corporation 1999 Stock Plan, or the X.com Plan, in connection with our acquisition of PayPal in October 2002, as we cannot make subsequent grants or awards of our equity securities under the X.com Plan. Prior to our acquisition of PayPal, the stockholders of PayPal approved the X.com Plan. Our stockholders, however, did not approve the X.com Plan in connection with our acquisition of PayPal.

(6)	Does not include 1,182,373 shares of our common stock, with a weighted average exercise price of $33.73 per share, to be issued upon exercise of outstanding options assumed by us under the PayPal, Inc. 2001 Equity Incentive Plan, or the PayPal Plan, in connection with our acquisition of PayPal in October 2002, as we cannot make subsequent grants or awards of our equity securities under the PayPal Plan. Prior to our acquisition of PayPal, the stockholders of PayPal approved the PayPal Plan. Our stockholders, however, did not approve the PayPal Plan in connection with our acquisition of PayPal.

        The only outstanding Non-Plan Grant as of December 31, 2002 relates to an individual compensation arrangement that was made prior to the initial public offering of our common stock in 1998. At the time of this Non-Plan Grant, members of our Board and their affiliates beneficially owned in excess of 90% of our then outstanding equity and voting interests. This Non-Plan Grant has been previously disclosed in our initial public offering prospectus filed with the SEC on September 25, 1998 under the headings “Management — Director Compensation” and “— Compensation Arrangements.” Except as set forth below, the terms and conditions of this Non-Plan Grant are identical to the terms of our 1997 Stock Option Plan, a copy of which was filed as an exhibit to our S-1 Registration Statement (No. 33-59097) filed in connection with our initial public offering.

        The outstanding Non-Plan Grant involved the Board’s grant of an option to purchase 900,000 shares of our common stock at an exercise price of $1.56 to Mr. Cook upon his joining our Board in June 1998 as an independent director. These options granted to Mr. Cook were non-qualified options and were immediately exercisable, with a term of 10 years. These options vested as to 25% of the underlying shares in June 1999 and as to 2.08% of the shares each month thereafter until they fully vested in June 2002. Mr. Cook exercised 120,000 of these options in May 2002 and exercised an additional 100,000 of these options in February 2003.

        A second Non-Plan Grant involved the Board’s grant of an option to purchase 3,600,000 shares of our common stock at an exercise price of $2.50 to Brian Swette upon his joining eBay in August 1998 as Senior Vice President of Marketing and International. These options granted to Mr. Swette were non-qualified options with a term of ten years. During 2002, Mr. Swette exercised all options available to him in connection with his departure from eBay. No options were outstanding under this grant as of December 31, 2002.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

ON EXECUTIVE COMPENSATION(1)

        We constitute the Compensation Committee of the Board of Directors of eBay. None of us has been an officer or employee of eBay. We are responsible for the design, administration, and oversight of the compensation and benefits programs for eBay’s executive officers, including the CEO.

        The goals of eBay’s compensation program are to align compensation with business objectives and performance and to enable eBay to attract, retain and reward executive officers and other key employees who contribute to eBay’s long-term success and to motivate them to enhance long-term stockholder value. To meet these goals, we employ a mix of total compensation elements currently composed of base salary, cash bonus and stock options as long term incentives.

        In 2002, eBay’s pay positioning strategy was to target total annual cash (i.e., base salary and short-term incentives) at median competitive levels. Given eBay’s superior performance, long-term incentive awards were positioned above the 75th percentile of competitive levels. The result, in aggregate, was total direct compensation positioned between the 50th and 75th percentile of the competitive market. This positioning reflected eBay’s stage of development and desire for highly leveraged compensation. 2003 will be the beginning of a multi-year transition in which eBay’s pay positioning strategy will migrate toward alignment with median competitive levels for target total annual cash compensation, and up to the 75th percentile of competitive levels for long-term incentive awards (depending on company performance). The new pay positioning strategy will reflect eBay’s growth and development while maintaining a strong pay-for-performance relationship.

        The Committee retains an independent consulting firm as an advisor and resource to help develop and execute the company’s total compensation strategy. To provide us with information for making external compensation comparisons, our independent consultant provides us with competitive data for each executive position by analyzing proprietary surveys and publicly disclosed documents of selected high-tech and consumer product companies, taking into consideration eBay’s size, scope of operations, and business focus.

        Base Salary. Base salary is the fixed portion of executive pay and compensates individuals for expected day-to-day performance. We meet at least annually to review and approve each executive officer’s salary for the ensuing year. When reviewing base salaries, we consider the following factors: competitive pay practices; individual performance against goals; levels of responsibility; breadth of knowledge; and prior experience. For 2002, based in part on external comparisons, and recommendations by the CEO (for non-CEO executive officer compensation), we increased the salary levels of some of the executive officers beginning April 1, 2002. We set the base salaries of our executive officers (other than our CEO) in a range from $250,000 to $575,000. As discussed below under the heading of “CEO Compensation,” Meg Whitman did not receive a salary increase in 2002. Her salary remained at $250,000.

        Bonus. In 2002, payments made through eBay’s bonus plan were variable and designed to reward participants quarterly based on company financial and individual performance. The management incentive plan (MIP) for our executive officers (and for our officers and other key employees) provides for quarterly bonuses based upon financial targets set by our Committee for each quarter and on achievement of quarterly individual goals, so long as a minimum financial performance threshold has been met. The financial performance measures for the plan in 2002 were contribution from operations and revenue. The Committee believes these goals are the strongest drivers of long-term value for the company. Total annual target bonus amounts for executive officers (other than the CEO) were 40% to 50% of base salary depending upon position. The target bonus amount for our CEO was 100%. One-fourth of this target amount was allocated to each quarter. Quarterly bonus amounts could range from 0% to 175% of an executive’s target opportunity, based on financial and individual performance in that quarter. In 2002, eBay

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any of our filings under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

exceeded financial targets for every quarter, which contributed, along with individual performance, to quarterly bonus payments for eBay executives ranging from 108% to 175% of target opportunity.

        In 2003, payments made through eBay’s MIP to executive officers will reward participants for annual, as well as quarterly, performance. Rather than one-fourth of the total annual target allocated to each quarter (as in the 2002 plan), one-fifth will be allocated to each quarter and one-fifth will be based on annual financial performance, measured by pro forma earnings per share and revenue. It is the intention of the Committee to continue to migrate toward annual measurement of performance under the MIP. Under the 2003 MIP, consistent with the company’s pay positioning strategy, total annual bonus amounts for the executive officers (other than the CEO) will range from 50% to 65% of base salary depending upon position. Quarterly bonus amounts will have the potential to range from 0% to 160% of target opportunity based on financial and individual performance and the annual bonus component could range from 0% to 250% of target opportunity based on financial performance.

        Stock Options. eBay’s stock option plans are designed to align participants with the long-term interests of eBay’s stockholders, and to provide a total compensation opportunity commensurate with company performance. Initial grants of stock options are generally made to eligible employees upon commencement of employment. Following the initial hire, additional grants are made to participants pursuant to a periodic focal grant program or following a significant change in job responsibilities, scope, or title. Stock options under the option plans generally vest over a four-year period and expire ten years from the date of grant. The exercise price of our option grants has been set at 100% of the fair market value of our common stock on the date of grant.

        Initial stock option grants and “follow-on” (periodic) option grants for participants under the option plans are generally determined within ranges established for each job level. These ranges are established based on the company’s desired pay positioning. Initial option grants for specific individuals also take into account specific recruitment needs. Follow-on option grants to specific individuals are based upon a number of factors, including performance of the individual, job level, future potential, competitive external levels, and past option grants. eBay generally makes follow-on grants for key employees other than its officers twice a year, during the first and third quarters. The Board of Directors has delegated the authority to make option grants to non-officers to a Non-Officer Stock Option Grant Committee consisting of Ms. Whitman. Grants to officers are made once per year, in the first quarter, by the Committee.

        In 2002, we created a special retention plan for Matthew Bannick in connection with his appointment as eBay’s Senior Vice President, Global Online Payments, prior to the closing of our acquisition of PayPal. Under this plan, Mr. Bannick received a bonus payment in October of 2002, upon the closing, and will receive bonus payments in July 2003, and April and October, 2004, provided he remains employed by eBay and meets certain goals. Each payment is $250,000. We also added to an earlier retention bonus plan for William Cobb by increasing the payment to be made under that plan in November of 2004, provided Mr. Cobb remains employed by eBay, from $70,000 to $350,000.

        CEO Compensation. The Committee elected to maintain Ms. Whitman’s salary at $250,000 in 2002. Rather than an increase in salary, Ms. Whitman was allowed reasonable personal use of eBay’s corporate aircraft and chartered flights in 2002 at no personal expense after tax. Similar to other eBay employees, Ms. Whitman’s quarterly bonus awards were determined based on eBay’s financial performance and her individual performance. To determine individual performance, the Committee considered several factors. These were the attainment of eBay’s strategic objectives and growth initiatives, including our acquisitions, and her leadership of the company’s management throughout the year. Taking financial and individual performance into account, Ms. Whitman received an aggregate annual bonus of 168% of her base salary, as compared to a target opportunity of 100%, which was raised by the Committee from 50% in April 2002. Following the end of the year, in conformity with its earlier determination relating to personal use of aircraft, the Committee approved an additional bonus of $90,000 to cover any personal income taxes Ms. Whitman may incur as a result of her use of the corporate aircraft. In addition, in January 2002, the Committee determined to make an option grant of 300,000 shares, vesting monthly over four years.

        During the first quarter of 2003, the Committee considered Ms. Whitman’s compensation for 2003. To assist in its determination, the Committee again received advice from its independent compensation consulting firm. As was noted above, Ms. Whitman historically has been an exception to the company’s general compensation philosophy with respect to cash compensation, receiving a salary and bonus far below comparable CEOs. For 2003, in light of the continuing maturing of the company, full vesting of a vast majority of Ms. Whitman’s equity compensation, and the company’s excellent financial results, the Committee determined it would be appropriate to apply similar criteria to Ms. Whitman as it applied to other executive officers. Accordingly, it increased Ms. Whitman’s salary to $990,000, effective March 1, 2003. Ms. Whitman’s bonus target remained set at 100%. Ms. Whitman was also granted an option to purchase 550,000 shares, vesting over four years.

        Section 162(m). eBay is limited by Section 162(m) of the Internal Revenue Code of 1986 to a deduction for federal income tax purposes of up to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it meets certain technical requirements to be classified as “performance-based compensation.” Although the Committee uses the requirements of Section 162(m) as a guideline, deductibility is not the sole factor it considers in assessing the appropriate levels and types of executive compensation and it will elect to forego deductibility when the Committee believes it to be in the best interests of the company and its stockholders. In 2002, due primarily to his retention bonus arrangement, approximately $370,000 of Mr. Webb’s cash compensation was not deductible. In 2003, we expect that a portion of Mr. Webb’s cash compensation will again exceed the Section 162(m) limitation and be non-deductible. In addition, a portion of Ms. Whitman’s cash compensation in 2003 will likely exceed the limit and be non-deductible.

        Summary. Through the plans described above, a significant portion of our compensation program for our executive officers (including our CEO) is contingent upon individual and eBay performance, and realization of benefits by our CEO and the other executive officers is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay-for-performance. We will continue to review executive compensation programs periodically and will consider new and revised programs, as appropriate, to ensure the interests of stockholders are served.

COMPENSATION COMMITTEE

Philippe Bourguignon
Robert C. Kagle
Howard D. Schultz

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        No member of the Compensation Committee is or was formerly an officer or an employee of eBay. No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

        Mr. Kagle, a member of our Compensation Committee, is a member of the general partner of certain venture capital funds that beneficially hold greater than 10% of the equity interests in Keen Inc. and Vcommerce, Inc. We engaged in the following transactions with these companies in 2002:

        In April 2000, we entered into an advertising and promotions agreement with Keen. under which we recognized revenues of approximately $200,000 in 2002 in exchange for our promotion of Keen. Our agreement with Keen expired during 2002. In February 2001, our wholly owned subsidiary, Half.com, entered into a certain content licensing and inventory sales agreement with Vcommerce pursuant to which Vcommerce agreed to list its inventory on Half’s website and to allow Half to use Vcommerce’s catalog data to supplement Half’s existing catalog data. Half paid Vcommerce approximately $25,000 in 2002 under this agreement. Half has recognized approximately $42,000 of expense in 2003 under its agreement with Vcommerce.

        We believe that all of the transactions set forth above were made on terms no less favorable to us than we could have obtained from unaffiliated third parties.

PERFORMANCE MEASUREMENT COMPARISON(1)

The graph below shows the cumulative total stockholder return of an investment of $100 (and the reinvestment of any dividends thereafter) on September 24, 1998, the first trading day of our common stock, in (i) our common stock, (ii) the Nasdaq National Market Index, (iii) the S&P 500 Index and (iv) the Goldman Sachs Internet Index. eBay was added to the S&P 500 Index on July 19, 2002. The Goldman Sachs Internet Index is a modified-capitalization weighted index of 13 stocks representing the Internet industry, including Internet content and access providers, Internet software and services companies and e-commerce companies. eBay’s stock price performance shown in the graph below is not indicative of future stock price performance.

Measurement Point	eBay Inc.	Goldman Sachs Interest Index (GIN)	Nasdaq Composite Index	S&P 500 Index

9/24/98	$100.00	$100.00	$100.00	$100.00
12/31/98	509.24	211.61	127.46	117.89
3/31/99	869.53	345.58	143.08	123.37
6/30/99	958.58	309.56	156.14	131.65
9/30/99	893.27	285.03	159.63	123.02
12/31/99	792.75	445.02	236.54	140.91
3/31/00	1,114.52	405.87	265.81	143.72
6/30/00	687.87	275.54	230.54	139.50
9/29/00	869.92	263.27	213.49	137.77
12/29/00	417.94	113.47	143.61	126.62
3/30/01	458.31	69.32	106.97	111.28
6/29/01	867.42	86.06	125.59	117.42
9/28/01	579.42	47.01	87.12	99.83
12/31/01	847.29	65.55	113.37	110.10
3/28/02	717.34	60.36	107.27	110.04
6/28/02	780.41	45.93	85.05	94.93
9/30/02	668.84	37.97	68.13	79.19
12/31/02	858.94	46.66	77.63	84.38

(1) The material in this section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with eBay.

        As a result of the Sarbanes-Oxley Act of 2002, we no longer make personal loans to executive officers that are prohibited by such Act.

        In August 2000, Mr. Webb, our Chief Operating Officer, entered into a four-year term loan with us at an interest rate of 6.37% per annum, with 10%, 15%, 25% and 50% of principal on the loan being due on each of the first, second, third and fourth anniversary of the loan’s issue date, respectively. The principal amount on the loan was approximately $2,169,800, which amount represented the principal and accrued interest due at the end of a one-year term loan entered into in August 1999 between Mr. Webb and us shortly after his relocation to San Jose as a result of his joining eBay in 1999, and was secured by Mr. Webb’s principal place of residence. In January 2001, we entered into a special retention bonus plan with Mr. Webb, under which Mr. Webb received bonus payments in August of 2001 and 2002 and remains eligible to receive bonus payments in August 2003 and 2004 if he is then employed by us. Payment amounts under Mr. Webb’s bonus plan are $355,200 for 2001, $449,900 for 2002, $646,100 for 2003 and $1,154,000 for 2004, and may be used to pay principal and interest payments owing to us under the terms of his loan. In August 2001 and August 2002, in accordance with the terms of his loan, Mr. Webb paid down $355,200 and $449,900, respectively, of principal and accrued interest on the loan. The maximum indebtedness of Mr. Webb to us during 2002 was $2,077,211. Our loan to Mr. Webb was made prior to the July 2002 enactment of the Sarbanes-Oxley Act. In January 2003, Mr. Webb prepaid in full the principal and accrued interest on his loan in the amount of approximately $1,670,800.

        In May 2000, Mr. Jordan, our Senior Vice President and General Manager, U.S. Business, entered into two four-year term loans with us at an interest rate of 6.40% per annum, with principal and accrued interest payable on each loan in equal installments on each anniversary. The principal amounts on the loans were $1,000,000 and $900,000, respectively, with the loan amounts secured by Mr. Jordan’s principal place of residence. In May 2000, we entered into a special retention bonus plan with Mr. Jordan under which Mr. Jordan received bonus payments in May of 2001 and 2002 and remains eligible to receive bonus payments in May 2003 and 2004 if he is then employed by us. Payment amounts under this bonus plan with Mr. Jordan are $314,000 for 2001, $298,000 for 2002, $282,000 for 2003, and $266,000 for 2004, and may be used to pay principal and interest payments Mr. Jordan will then owe to us under the loans described in this paragraph. In July 2000, Mr. Jordan repaid in full the principal and accrued interest on the $900,000 term loan. In addition, in April 2001, Mr. Jordan entered into a four-year term loan with us at an interest rate of 4.94% per annum, with principal and accrued interest payable in equal installments on each anniversary of this loan. The principal amount on this loan was $750,000, with the loan amount secured by Mr. Jordan’s principal place of residence. In April 2001, we entered into a second special retention bonus plan with Mr. Jordan under which Mr. Jordan received bonus payments in April of 2002 and remains eligible to receive bonus payments in April 2003, 2004 and 2005 if he is then employed by us. Payment amounts under this bonus plan with Mr. Jordan are $224,550 for 2002, $215,288 for 2003, $206,025 for 2004, and $196,763 for 2005, and may be used to pay principal and interest payments Mr. Jordan will then owe to us under the loans described in this paragraph. In May 2001 and May 2002, Mr. Jordan paid down $314,000 and $298,000, respectively, of principal and accrued interest on his May 2000 loan. In April 2002, Mr. Jordan paid down $224,550 of principal and accrued interest on his April 2001 loan. The maximum indebtedness of Mr. Jordan to us during 2002 was $1,579,050. Our loans to Mr. Jordan were made prior to the July 2002 enactment of the Sarbanes-Oxley Act. In accordance with such Act, we will not materially modify or renew either of these loans.

        In March 2001, in connection with his relocation to San Jose as a result of his joining eBay in late 2000, Mr. Cobb, our Senior Vice President and General Manager, eBay International, entered into a four-year, non-interest bearing term loan with us in the amount of $840,000. The loan to Mr. Cobb is secured by his principal place of residence. Principal payments of $70,000 are due on the first, second and third anniversaries of the date Mr. Cobb joined eBay (November 27, 2000), with a balloon payment of the remaining principal due on November 27, 2004. In November 2000, we entered into a special retention bonus plan with Mr. Cobb under which Mr. Cobb received a

$70,000 bonus payment in November of 2001 and 2002 and remains eligible to receive bonus payments in November 2003 and 2004 if he is then employed by us. In April 2002, we entered into a second special retention bonus plan with Mr. Cobb under which Mr. Cobb will receive a $280,000 bonus payment on November 27, 2004 if he is then employed by us. Mr. Cobb may use these bonus payments to pay principal payments due under his loan. In November 2001 and 2002, Mr. Cobb paid down $70,000 and $70,000, respectively, of principal on his loan. The maximum indebtedness of Mr. Cobb to us during 2002 was $770,000. Our relocation loan to Mr. Cobb was made prior to the July 2002 enactment of the Sarbanes-Oxley Act. In accordance with the Sarbanes-Oxley Act, we will not materially modify or renew this loan.

        In September 2002, we entered into a special retention bonus plan with Mr. Bannick. Under the terms of this bonus plan, Mr. Bannick received a $250,000 bonus payment after the closing of our acquisition of PayPal in October 2002 and upon his acceptance of the new position as our Senior Vice President and General Manager, Global Online Payments. Mr. Bannick remains eligible to receive performance-based bonus payments related primarily to the integration and performance of our PayPal subsidiary of up to $250,000 on each of the nine-month, 18-month, and 24-month anniversaries of the October 2002 closing of the PayPal acquisition.

        Mr. Omidyar, our Founder and the Chairman of our Board of Directors, and Mr. Skoll, a beneficial owner of more than 5% of our common stock, from time to time make their personal aircraft available to our officers for business purposes at no cost to us. The imputed cost of the aircraft use was not material to our Consolidated Financial Statements.

        Mr. Cook, a member of our Board of Directors, is a director and Chairman of the Executive Committee of the Board of Directors of Intuit. In September 2000, prior to eBay’s acquisition of PayPal, PayPal entered into a strategic marketing agreement with Intuit. PayPal paid Intuit approximately $672,000 in 2002 under this agreement. The agreement was terminated in December 2002, and PayPal paid Intuit an early termination fee of $1,349,000 in January 2003 in accordance with the terms of the agreement.

        Certain other transactions are described under the caption “Compensation Committee Interlocks and Insider Participation.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of the company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except Mr. Bannick reported one late report on Form 4 that involved one transaction covering 411 shares.

OTHER MATTERS

        The Board of Directors knows of no other matter that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By Order of the Board of Directors

Michael R. Jacobson
Secretary

May 16, 2003

Copies of this proxy statement and of our annual report for the fiscal year ended December 31, 2002 are available by visiting our investor relations website at www.shareholder.com/ebay/annual.cfm or free of charge by writing to Investor Relations, eBay Inc., 2145 Hamilton Avenue, San Jose, California 95125.

APPENDIX A

eBay Inc.

CHARTER OF THE AUDIT COMMITTEE

PURPOSES AND POLICY

        The Audit Committee shall provide assistance and guidance to the Board of Directors of eBay Inc., a Delaware corporation (the “Company”) in fulfilling its oversight responsibilities to the Company’s stockholders with respect to (i) the Company’s corporate accounting and reporting practices, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors, (v) the quality and integrity of the Company’s financial statements and reports, (vi) reviewing and approving all audit engagement fees and terms, as well as all non-audit engagements with the independent auditors, and (vii) producing the report that the rules of the Securities and Exchange Committee (“SEC”) require be included in the Company’s annual proxy statement. The policy of the Audit Committee, in discharging these obligations, shall be to maintain and foster an open avenue of communication between the Audit Committee and the independent auditors, the Company’s financial management and internal auditors.

COMPOSITION AND ORGANIZATION

        The Audit Committee shall consist of at least three members of the Board of Directors, each of whom (i) is “independent” under the rules of the Nasdaq Stock Market, Inc. and the Sarbanes-Oxley Act of 2002 (the “2002 Act”), (ii) does not accept any consulting, advisory or other compensatory fee from the issuer other than in his or her capacity as a member of the Board or any committee of the Board, and (iii) is not an affiliate of the Company and does not own or control 20% or more of the Company’s voting securities, or such lower measurement as may be established by the SEC. All members of the Audit Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, and the Audit Committee shall determine whether at least one member who is a “financial expert”, as defined by the SEC for purposes of the 2002 Act.

        The members of the Audit Committee shall be appointed by the Board based upon nominations by the Company’s Corporate Governance and Nominating Committee. The members of the Audit Committee will be appointed by and serve at the discretion of the Board. The Audit Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or any member of the Audit Committee. Without limiting the generality of the foregoing, the Audit Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

        No Audit Committee member may receive any compensation from the Company other than (i) directors fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to directors, (ii) a pension or other deferred compensation for prior service that is not contingent on future service, and (iii) any other regular benefits that other directors receive. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of the director to effectively serve on the Audit Committee.

MEETINGS

        The Audit Committee shall hold such regular or special meetings as its members shall deem necessary or appropriate, it being understood that the Audit Committee will ordinarily meet quarterly in advance of the release of quarterly financial results. In addition, the Audit Committee will separately meet on a periodic basis with management, the director of the internal auditing department and the independent auditors to discuss any matters that the Audit Committee or any of these persons or firms believe should be discussed. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. Minutes of each meeting of the Audit Committee shall be prepared and distributed to each director of the Company after each meeting. The operation of the Audit Committee shall be subject to the Bylaws of the Company as in effect from time to time and Section 141 of the Delaware General Corporation Law.

OVERSIGHT OF INDEPENDENT AUDITORS

        The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management and the internal auditing department are responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. In fulfilling their responsibilities hereunder, it is recognized that members of the Audit Committee are not full-time employees of the Company and are not, and do not represent themselves to be, performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.

        The independent auditors for the Company are accountable to the Board and the Audit Committee, as representatives of the stockholders. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolving disagreements between management and the auditors regarding financial reporting). The Audit Committee has the authority and responsibility to appoint, retain and terminate the Company’s independent auditors. The Company’s independent auditors shall report directly to the Audit Committee.

        The independent auditors shall submit to the Audit Committee annually a formal written statement (the “Auditors’ Statement”) describing the auditors’ internal quality-control procedures any material issues raised by the most recent internal quality control review or peer review of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues, and (to assess the auditors’ independence) all relationships between the independent auditors and the Company, including each non-audit service provided to the Company and the matters set forth in the Independence Standards Board No. 1.

        The independent auditors shall submit to the Audit Committee annually a formal written statement of the fees billed for the following categories of services rendered by the independent auditors: (i) the audit of the Company’s annual financial statements for the most recent fiscal year and the reviews of the annual financial statements included in the Company’s Quarterly Reports on Form 10-Q for that fiscal year; (ii) information technology consulting services for the most recent fiscal year, in the aggregate and by each service (and separately identifying fees for such services relating to financial information systems design and implementation); and (iii) all other services rendered by the independent auditors for the most recent fiscal year, in the aggregate and by each service.

DUTIES AND POWERS

        In fulfilling its responsibilities, the Audit Committee believes that its functions and procedures should remain flexible in order to address changing conditions most effectively. To carry out its purposes and to implement the policy of the Audit Committee, the Audit Committee shall have the following responsibilities, duties and powers:

        1.     With respect to independent auditors,

                  (a) Decide whether to appoint, retain or terminate the Company’s independent auditors, including sole authority to approve all audit engagement fees and terms, including scope, extent and procedures of the audit and the compensation to be paid therefore, and to pre-approve all audit and non-audit services to be provided by the independent auditors and to consider whether the outside auditors’ provision of non-audit services to the Company is compatible with maintaining the independence of the outside auditors. The Audit Committee shall monitor and evaluate the auditors’ qualifications, performance and independence on an ongoing basis, and shall be directly responsible for overseeing the work of the independent auditors (including resolving disagreements between management and the auditor regarding financial reporting). In conducting such evaluations, the Audit Committee shall:

•	Evaluate, together with the Board, the qualifications, performance, and independence of the independent auditors and the lead audit partner and, if so determined by the Audit Committee, to recommend that the Board replace the independent auditors or the lead partner;

•	Review the opinions of management and the Company’s internal auditors in assessing the independent auditor’s qualifications, performance and independence;

•	Discuss with management the timing and process for implementing the rotation of the lead audit partner and the reviewing partner, which rotation must occur not less than once every five years, and consider whether there should be a regular rotation of the audit firm itself; and

•	Ensure that the independent auditors prepare and deliver annually the Auditor’s Statement (it being understood that the independent auditors are responsible for the accuracy and completeness of the Statement) and review such statement, and discuss with the independent auditors any relationships or services disclosed (such as the provision of information technology consulting services and other non-audit related services) in the statement that may impact the quality of the audit services or the objectivity and independence of the Company’s independent auditors, and ensure that the statement delineates all relationships between the auditors and the Company and any other items that may be required by Independence Standards Board Standard No. 1;

                  (b) Review, upon completion of the audit, the financial statements to be included in the Company’s Annual Report on
Form 10-K;

                  (c) Confer with the independent auditors and with the senior management of the Company regarding the scope, adequacy and effectiveness of internal accounting and financial reporting controls in effect;

                  (d) Instruct the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the stockholders;

                  (e) Discuss with the independent auditors the results of the annual audit, including the auditors’ assessment of the quality and conservatism, not just acceptability, of accounting principles, the reasonableness of significant judgments, the nature of significant risks and exposures, the adequacy of the disclosures in the financial statements and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted accounting standards;

                  (f) Obtain from the independent auditors in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and any material written communications between the independent auditors and management, such as any “management” letter or schedule of unadjusted differences; and

                  (g) Review and approve any exceptions made to the Company conflict of interest policy involving directors or executive staff members.

        2.     With respect to the internal accounting department,

                  (a) Evaluate the cooperation received by the independent auditors during their audit examination, including any restrictions on the scope of their activities or access to required records, data and information;

                  (b) As necessary, review the appointment or replacement of the chief accounting officer; and

                  (c) Advise the chief accounting officer that he or she is expected to provide the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s responses thereto.

        3.     With respect to financial reporting principles and polices and internal audit controls and procedures,

                  (a) Consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Audit Committee by the independent auditors required by or referred to in SAS 61 (as codified by AU Section 380), as it may be modified or supplemented, including reports and communications related to:

•	deficiencies noted in the audit in the design or operation of internal controls;

•	consideration of fraud in a financial statement audit;

•	detection of illegal acts;

•	the independent auditors’ responsibility under generally accepted auditing standards;

•	any restriction on audit scope;

•	significant accounting policies;

•	significant issues discussed with the national office respecting auditing or accounting issues presented by the engagement;

•	management judgments and accounting estimates;

•	any accounting adjustments arising from the audit that were noted or proposed by the auditors but were passed (as immaterial or otherwise);

•	the responsibility of the independent auditors for other information in documents containing audited financial statements;

•	disagreements with management;

•	consultation by management with other accountants;

•	major issues discussed with management prior to retention of the independent auditors;

•	difficulties encountered with management in performing the audit;

•	the independent auditors’ judgments about the quality of the entity’s accounting principles;

•	reviews of interim financial information conducted by the independent auditors; and

•	the responsibilities, budget and staffing of the Company’s internal audit function;

                  (b) Confer with the independent auditors, the internal audit team and senior management in separate executive sessions to discuss any matters that the Audit Committee, the independent auditors, the internal audit team or senior management believe should be discussed privately with the Audit Committee;

                  (c) Review with the Company’s General Counsel any significant legal, compliance or regulatory matters that could have a material impact on the Company’s financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies;

                  (d) Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters;

                  (e) Investigate any matter brought to the attention of the Audit Committee within the scope of its duties, with the power to retain outside counsel and a separate accounting firm for this purpose if, in the judgment of the Audit Committee, such investigation or retention is necessary or appropriate;

                  (f) Discuss the types of financial information and earnings guidance, and the types if presentations made, to analysts and rating agencies;

                  (g) Establish hiring policies for employees and former employees of the independent auditors. These policies shall provide that no former employee of the independent auditors may become the Chief Executive Officer, Chief Financial Officer, Vice President of Internal Audit, Chief Accounting Officer or Controller (or serve in a similar capacity) if such person participated in any capacity in the Company’s audit within the one-year period preceding the date of the initiation of the audit;

                  (h) Review the appointment and replacement of the senior internal auditing executive who shall report to the Audit Committee;

                  (i) Determine the compensation for the senior internal auditing executive;

                  (j) Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommendations regarding the internal audit;

                  (k) Review the significant reports to management prepared by the internal auditing department and management’s responses; and

                  (l) Discuss earnings press releases.

        4.     With respect to reporting and recommendations,

                  (a) Prepare the report and any other disclosures required by the rules of the SEC to be included in the Company’s annual proxy statement;

                  (b) Review and assess the adequacy of this charter annually and recommend any proposed changes to the Board for approval;

                  (c) Prepare and review with the Board an annual performance evaluation of the Audit Committee, which evaluation must compare the performance of the Audit Committee with the requirements of this Charter. The performance evaluation shall be conducted in such a manner, as the Audit Committee deems appropriate. Any member of the Audit Committee may present the evaluation to the Board either orally or in writing;

                  (d) Report to the Board of Directors on a regular basis and from time to time or whenever it shall be called upon to do so and to make such recommendations with respect to the above and other matters as the Audit Committee may deem necessary or appropriate;

                  (e) Consider any reports submitted by the independent auditors required by any applicable law or regulation;

                  (f) Meet with management, the independent auditors and, if appropriate, the chief accounting officer to discuss: the scope of the annual audit, the audited financial statements and quarterly financial statements including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; any significant matters arising from any audit, including any audit problems or difficulties, whether raised by management, the internal auditing department or the independent auditors, relating to the Company’s financial statements; any audit problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or access to requested information, and any significant disagreements with management; any “management letter” or “internal control” letter issued, or proposed to be issued; any major issues regarding accounting principles and financial statement presentations, including any significant changes to the Company’s auditing and accounting principles, policies, controls, procedures and practices, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company;

                  (g) Inquire of the Company’s chief executive officer and chief financial officer as to the existence of any significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and

                  (h) Obtain from the independent auditors assurance that the audit was conducted in accordance with Section 10A of the Securities Exchange Act of 1934, as amended.

        5.     Perform such other functions and to have such powers as may be necessary or appropriate in the efficient and lawful discharge of the foregoing.

RESOURCES AND AUTHORITY OF THE AUDIT COMMITTEE

        The Audit Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or independent counsel or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

APPENDIX B

eBay Inc.

2001 EQUITY INCENTIVE PLAN, AS AMENDED

INITIAL STOCKHOLDER APPROVAL ON MAY 25, 2001

AMENDMENT ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 14, 2002
STOCKHOLDER APPROVAL OF AMENDMENT ON JUNE 5, 2002
AMENDMENT ADOPTED BY THE BOARD OF DIRECTORS ON MARCH 18, 2003

TERMINATION DATE: MARCH 21, 2011

1.               PURPOSES.

                  (a) Eligible Option Recipients. The persons eligible to receive Options are the Employees, Directors and Consultants of the Company and its Affiliates.

                  (b) Available Options. The purpose of the Plan is to provide a means by which eligible recipients of Options may be given an opportunity to benefit from increases in value of the Common Stock through the granting of (i) Incentive Stock Options and (ii) Nonstatutory Stock Options.

                  (c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Options, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.               DEFINITIONS.

                  (a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code, and any other entity which is controlled, directly or indirectly, by the Company.

                  (b) “Board” means the Board of Directors of the Company.

                  (c) “Code” means the United States Internal Revenue Code of 1986, as amended.

                  (d) “Committee” means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

                  (e) “Common Stock” means the common stock of the Company.

                  (f) “Company” means eBay Inc., a Delaware corporation.

                  (g) “Consultant” means any person, whether a natural person or an entity (subject to the provisions of subsection 5(e)), including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and compensated for such services, or (ii) who is a member of the Board of Directors or comparable governing body of an Affiliate. However, the term “Consultant” shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director’s fee by the Company for their services as Directors.

                  (h) “Continuous Service” means that the Optionholder’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Optionholder’s

Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionholder renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Optionholder renders such service, provided that there is no interruption or termination of the Optionholder’s service with the Company or an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

                  (i) “Covered Employee” means the chief executive officer and the four (4) other highest compensated officers of the Company for whom total compensation is required to be reported to stockholders under the Exchange Act, as determined for purposes of Section 162(m) of the Code.

                  (j) “Director” means a member of the Board of Directors of the Company.

                  (k) “Disability” means the inability of a natural person to continue to perform services for the Company or any Affiliate of the type previously performed prior to the occurrence of such Disability, whether as a result of physical and/or mental illness or injury, as determined by a physician acceptable to the Company, for a period that is expected to be of a duration of no less than six (6) months.

                  (l) “Employee” means any person employed for tax purposes by the Company or an Affiliate. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

                  (m) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

                  (n) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

                                    (i)            If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

                                    (ii)     In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

                  (o) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

                  (p) “Non-Employee Director” means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

                  (q) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

                  (r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

                  (s) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to Section 6 of the Plan.

                  (t) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an individual Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

                  (u) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

                  (v) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

                  (w) “Plan” means this eBay Inc. 2001 Equity Incentive Plan, as amended.

                  (x) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

                  (y) “Securities Act” means the United States Securities Act of 1933, as amended.

                  (z) “Ten Percent Stockholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.               ADMINISTRATION.

                  (a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in subsection 3(c).

                  (b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

                                    (i)            To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how each Option shall be granted; what type or combination of types of Option shall be granted; the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to an Option; and the number of shares of Common Stock with respect to which an Option shall be granted to each such person.

                                    (ii)     To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

                                    (iii)    To amend the Plan or an Option as provided in Section 11.

                                    (iv)     Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient in its sole discretion to promote the best interests of the Company and its stockholders that are not in conflict with the provisions of the Plan.

                  (c) Delegation to Committee.

                                    (i)            General. The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee of one (1) or more members of the Board any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

                                    (ii)     Committee Composition when Common Stock is Publicly Traded. At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two (2) or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Options to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Option or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Options to eligible persons who are not then subject to Section 16 of the Exchange Act.

                  (d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by anyone and shall be final, binding and conclusive on all Optionholders and any other person having an interest in such determination, interpretation or construction.

4.               SHARES SUBJECT TO THE PLAN.

                  (a) Share Reserve. Subject to the provisions of Section 10 relating to adjustments upon changes in Common Stock, the Common Stock that may be issued pursuant to Options shall not exceed in the aggregate Thirty-Nine Million (39,000,000) shares of Common Stock.

                  (b) Reversion of Shares to the Share Reserve. If any Option shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Option shall revert to and again become available for issuance under the Plan. If an Optionholder exercises an Option by attesting to the ownership of shares of Common Stock in accordance with the provisions of Section 6(c) below, only the net number of additional shares issued to the Optionholder shall be deducted from the share reserve.

                  (c) Source of Shares. The shares of Common Stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

5.               ELIGIBILITY.

                  (a) Eligibility for Specific Options. Incentive Stock Options may be granted only to Employees. Nonstatutory Stock Options may be granted to Employees, Directors and Consultants.

                  (b) Non-Employee Directors. Notwithstanding the provisions of subsection 5(a) hereof, a Director who is not an Employee only may be granted nondiscretionary Options that the Stockholders have approved as to the following option provisions: Number of shares, date of automatic grant, term, exercise price, consideration, vesting schedule, exercise schedule, and the post-termination exercise periods.

                  (c) Ten Percent Stockholders. Notwithstanding the provisions of subsection 5(a) hereof, a Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock at the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

                  (d) Section 162(m) Limitation. Notwithstanding the provisions of subsection 5(a) hereof and subject to the provisions of Section 10 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than One Million (1,000,000) shares of Common Stock during any calendar year.

                  (e) Consultants. Notwithstanding the provisions of subsection 5(a) hereof, a Consultant shall not be eligible for the grant of an Option if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is not available to register either the offer or the sale of the Company’s securities to such Consultant because of the nature of the services that the Consultant is providing to the Company, or because the Consultant is not a natural person, or as otherwise provided by the rules governing the use of Form S-8, unless the Company determines both (i) that such grant (A) shall be registered in another manner under the Securities Act (e.g., on a Form S-3 Registration Statement) or (B) does not require registration under the Securities Act in order to comply with the requirements of the Securities Act, if applicable, and (ii) that such grant complies with the securities laws of all other relevant jurisdictions.

6.               OPTION PROVISIONS.

                  Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

                  (a) Term. Subject to the provisions of subsection 5(c) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date it was granted.

                  (b) Exercise Price.

                                    (i)             Subject to the provisions of subsection 5(c) regarding Ten Percent Stockholders and subsections 6(b)(ii) and 6(b)(iii) below, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted.

                                    (ii)             A Nonstatutory Stock Option may be granted with an exercise price not less than eighty-five percent (85%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted if such discount from Fair Market Value is expressly granted in lieu of a reasonable amount of salary or a cash bonus.

                                    (iii)            An Option may be granted with an exercise price lower than that set forth in subsection 6(b)(i) above if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

                  (c) Consideration.

                                    (i)             The purchase price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Stock Option) (1) by delivery to the Company, or attestation to the Company of ownership, of other Common Stock or (2) in any other form of legal consideration that may be acceptable to the Board.

                                    (ii)             Unless otherwise specifically provided, the purchase price of Common Stock acquired pursuant to an Option that is paid by delivery to the Company, or attestation to the Company of ownership, of other Common Stock shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes).

                  (d) Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

                  (e) Transferability of a Nonstatutory Stock Option. A Nonstatutory Stock Option shall be transferable to the extent provided in the Option Agreement. If the Nonstatutory Stock Option does not provide for transferability, then the Nonstatutory Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

                  (f) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this subsection 6(f) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

                  (g) Termination of Continuous Service. In the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

                  (h) Extension of Termination Date. An Optionholder’s Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

                  (i) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

                  (j) Death of Optionholder. In the event (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (2) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

7.               COVENANTS OF THE COMPANY.

                  (a) Availability of Shares. During the terms of the Options, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Options.

                  (b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Options and to issue and sell shares of Common Stock upon exercise of the Options; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Option or any Common Stock issued or issuable pursuant to any such Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Options unless and until such authority is obtained.

8.               USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Options shall constitute general funds of the Company.

9.               MISCELLANEOUS.

                  (a) Stockholder Rights. No Optionholder shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Option unless and until such Optionholder has satisfied all requirements for exercise of the Option pursuant to its terms.

                  (b) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Option granted pursuant thereto shall confer upon any Optionholder any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Option was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, for any reason or no reason, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the jurisdiction in which the Company or the Affiliate is incorporated, as the case may be.

                  (c) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.

                  (d) Investment Assurances. The Company may require an Optionholder, as a condition of exercising an Option or acquiring Common Stock under any Option, (i) to give written assurances satisfactory to the Company as to the Optionholder’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; (ii) to give written assurances satisfactory to the Company stating that the Optionholder is acquiring Common Stock subject to the Option for the Optionholder’s own account and not with any present intention of selling or otherwise distributing the Common Stock; and/or (iii) to give such other written assurances as the Company shall determine are necessary, desirable or appropriate to comply with applicable securities regulation and other governing law. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

                  (e) Withholding Obligations. To the extent provided by the terms of an Option Agreement, the Optionholder may satisfy any tax withholding obligation arising under the laws or regulations of any country, state or local jurisdiction relating to the exercise or acquisition of Common Stock under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionholder by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Optionholder as a result of the exercise or acquisition of Common Stock under the Option; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be required to avoid variable award accounting); or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

10.            ADJUSTMENTS UPON CHANGES IN STOCK.

                  (a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Plan, or subject to any Option, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan pursuant to subsection 4(a) and the maximum number of securities subject to award to any person pursuant to subsection 5(d), and the outstanding Options will be appropriately adjusted in the class(es) and number of securities and price per share of Common Stock subject to such outstanding Options. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.)

                  (b) Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then all outstanding Options shall terminate immediately prior to such event.

                  (c) Corporate Transaction. In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume or continue any Options outstanding under the Plan or shall substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 10(c)) for those outstanding under the Plan. In the event any surviving corporation or acquiring corporation refuses to assume or continue such Options or to substitute similar stock awards for those outstanding under the Plan, then with respect to Options held by Optionholders whose Continuous Service has not terminated, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) shall be accelerated in full, and the Options shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Options outstanding under the Plan, such Options shall terminate if not exercised (if applicable) at or prior to such event.

11.            AMENDMENT OF THE PLAN AND OPTIONS.

                  (a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 10 relating to adjustments upon changes in Common Stock, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary under applicable laws or regulations or to the extent that such amendment constitutes a material amendment of the Plan.

                  (b) Stockholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers. Notwithstanding any other provision of the Plan to the contrary, the Board shall not, without prior stockholder approval, (A) reduce the exercise price of any outstanding Option under the Plan, (B) cancel any outstanding Option under the Plan and grant in substitution therefor, on either an immediate or delayed basis, a new Option under the Plan covering the same or a different number of shares of Common Stock or cash, or (C) take any other action with respect to any outstanding Option under the Plan that is treated as a repricing of such Option pursuant to generally accepted accounting principles.

                  (c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

                  (d) No Impairment of Rights. Rights under any Option granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

                  (e) Amendment of Options. The Board at any time, and from time to time, may amend the terms of any one or more Options; provided, however, that the rights under any Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

12.            TERMINATION OR SUSPENSION OF THE PLAN.

                  (a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No Options may be granted under the Plan while the Plan is suspended or after it is terminated.

                  (b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Option granted while the Plan is in effect except with the written consent of the Optionholder.

13.            EFFECTIVE DATE OF PLAN.

                  The Plan shall become effective as determined by the Board, but no Option shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

14.            CHOICE OF LAW.

                  The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

APPENDIX C

eBay Inc.

2003 DEFERRED STOCK UNIT PLAN

ARTICLE I

GENERAL

1.1             PURPOSE

                  The purpose of the eBay Inc. 2003 Deferred Stock Unit Plan is to retain and motivate members of the eBay board of directors and such other officers or employees as are selected to participate, to compensate them for their contributions to the long-term growth and profits of the Company, and to encourage them to acquire a proprietary interest in the success of the Company.

1.2            DEFINITIONS OF CERTAIN TERMS

“eBay” means eBay Inc. or a successor entity contemplated by Section 3.5.

“Award” means an award made pursuant to the Plan.

“Award Agreement” means the written document by which each Award is evidenced.

“Board” means the Board of Directors of eBay.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.

“Committee” means the committee established pursuant to Section 1.3.1.

“Common Stock” means the common stock of eBay, par value $0.001 per share.

“Company” means eBay and its subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.

“Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (a) if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal; (b) if such Common Stock is publicly traded and is then listed on a national securities exchange other than the Nasdaq National Market, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal; (c) if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal; and (d) if none of the foregoing is applicable, then the value determined by the Committee in good faith.

“New Director” shall have the meaning set forth in Section 1.4.1.

“Plan” means the eBay Inc. 2003 Deferred Stock Unit Plan, as described herein and as hereafter amended from time to time.

1.3            ADMINISTRATION

                  1.3.1       Except as otherwise provided herein, the Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan (including with respect to setting terms and conditions of further voluntary deferral of Awards beyond the delivery date) and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be final, binding and conclusive on all grantees and on their legal representatives and beneficiaries. The Committee shall have the authority, in its absolute discretion, to determine the persons who shall receive Awards, the time when Awards shall be granted, the terms of such Awards and the number of shares of Common Stock, if any, which shall be subject to such Awards. Unless otherwise provided in an Award Agreement, the Committee shall have the authority, in its absolute discretion, to (i) amend any outstanding Award Agreement in any respect, whether or not the rights of the grantee of such Award are adversely affected, including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions, or reflect a change in the grantee’s circumstances and (ii) determine whether, to what extent and under what circumstances and method or methods (A) Awards may be (1) settled in cash, shares of Common Stock, other securities, other Awards or other property or (2) canceled, forfeited or suspended, (B) shares of Common Stock, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred at the election of the grantee thereof with the consent of the Committee or at the election of the Committee and (C) Awards may be settled by the Company or any of its designees. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards (including grants to members of the Board who are not employees of the Company) or administer the Plan, in which case the Board shall have all of the authority and responsibility granted to the Committee herein.

                  1.3.2       Actions of the Committee may be taken by the vote of a majority of its members. The Committee may allocate among its members and delegate to any person who is not a member of the Committee any of its administrative responsibilities.

1.4            PERSONS ELIGIBLE FOR AWARDS

                  1.4.1       Awards under the Plan shall be made to each new member of the Board upon the earlier of (i) their election to service as a member of the Board after December 31, 2002; and (ii) the adoption of this plan by the stockholders (a “New Director”).

                  1.4.2       Awards under the Plan may also be made to such officers and employees (including prospective employees) of the Company as the Committee may select.

1.5            TYPES OF AWARDS UNDER PLAN

                  Awards may be made under the Plan in the form of (a) deferred stock units and (b) dividend equivalent rights.

1.6            SHARES OF COMMON STOCK AVAILABLE FOR AWARDS

                  1.6.1       Common Stock Subject to the Plan. Subject to adjustment as provided in Section 1.6.2 hereof, the maximum number of shares underlying deferred stock units that may be reserved for issuance are 1,000,000 shares of Common Stock. Such shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by eBay. If any Award shall expire, terminate or otherwise lapse, in whole or in part, any shares of Common Stock subject to such Award (or portion thereof) shall again be available for issuance under the Plan.

                  1.6.2       Adjustments. The Committee shall have the authority (but shall not be required) to adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1 and to adjust equitably (including, without limitation, by payment of cash) the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award is subject and the exercise or strike price of any Award), in such manner as it deems appropriate to preserve the benefits or potential benefits intended to be made available to grantees of Awards, for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, spinoff, splitup, combination or reclassification of the Common Stock, or any other event the Committee determines in its sole discretion affects the capitalization of eBay, including any extraordinary dividend or distribution. After any adjustment made pursuant to this Section 1.6.2, the number of shares of Common Stock subject to each outstanding Award shall be rounded down to the nearest whole number.

ARTICLE II

AWARDS UNDER THE PLAN

2.1            AGREEMENTS EVIDENCING AWARDS

                  Each Award granted under the Plan shall be evidenced by a written document which shall contain such provisions and conditions as the Committee deems appropriate. The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Company. By accepting an Award pursuant to the Plan, a grantee agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2            NO RIGHTS AS A STOCKHOLDER

                  No grantee of an Award shall have any of the rights of a stockholder of eBay with respect to shares of Common Stock subject to such Award until the delivery of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is prior to the date such shares are delivered.

2.3            GRANT OF DEFERRED STOCK UNITS

                  2.3.1       Each New Director shall receive a one-time grant of deferred stock units equal to the result of dividing (i) $150,000 by (ii) the Fair Market Value on the date of grant, rounded down to the nearest whole share. A grantee of a deferred stock unit will have only the rights of a general unsecured creditor of eBay until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. As soon as practicable following the delivery date specified in the Award Agreement, the grantee of each deferred stock unit not previously forfeited or terminated shall receive one share of Common Stock, or cash, securities or other property equal in value to the Fair Market Value of a share of Common Stock on the delivery date specified in the Award Agreement or a combination thereof, as specified by the Committee.

                  2.3.2       The Committee may grant deferred stock units in such amounts and subject to such terms and conditions as the Committee shall determine to such other persons eligible to be selected for an Award pursuant to Section 1.4.2.

2.4            GRANT OF DIVIDEND EQUIVALENT RIGHTS

                  The Committee may include in the Award Agreement with respect to any Award a dividend equivalent right entitling the grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of eBay until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee shall determine whether such payments shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of the Award to which they relate, the time or times at which they shall be made, and such other terms and conditions as the Committee shall deem appropriate.

ARTICLE III

MISCELLANEOUS

3.1            AMENDMENT OF THE PLAN

                  The Committee may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever; provided, however, that such action shall not materially adversely affect the rights and obligations of a grantee under an Award previously granted.

3.2            TAX WITHHOLDING

                  As a condition to the delivery of any shares of Common Stock pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a grantee whether or not pursuant to the Plan; (b) the Committee shall be entitled to require that the grantee remit cash to the Company (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation; or (c) if the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then at the discretion of the Committee, the grantee may satisfy the withholding obligation by electing to have the Company withhold shares of Common Stock (not in excess of the statutory minimum rate) or by tendering previously owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and the Company may cause any fractional share amount to be settled in cash).

3.3            REQUIRED CONSENTS AND LEGENDS

                  3.3.1       If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

                  3.3.2       By accepting an Award, each grantee expressly provides consent to the items described in Section 3.3.3 below.

                  3.3.3       The term “consent” as used in this Section 3.3.3 with respect to any plan action includes 3.3 any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, 3.4 any and all written agreements and representations by the grantee with respect to the disposition of the shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, 3.5 any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency and 3.6 any and all consents required by the Committee. Nothing herein shall require eBay to list, register or qualify shares of Common Stock on any securities exchange.

3.4            NONASSIGNABILITY; NO HEDGING

                  Except to the extent otherwise expressly provided in the applicable Award Agreement or determined by the Committee, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3.4 shall be null and void and any Award which is hedged in any manner shall immediately be forfeited. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.

3.5            SUCCESSOR ENTITY

                  Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of eBay with or into any other entity (“successor entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of eBay, or all or substantially all of the assets of eBay, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such successor entity or a parent or subsidiary of such successor entity.

3.6            RIGHT OF DISCHARGE RESERVED

                  Nothing in the Plan or in any Award Agreement shall confer upon any grantee the right to continued service as a member of the Board or affect any right which the Company or Board may have to terminate such service.

3.7            NATURE OF PAYMENTS

                  3.7.1       Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan shall be in consideration of services performed or to be performed for the Company by the grantee. Awards under the Plan may, in the discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to a participant in the Plan. Only whole shares of Common Stock shall be delivered under the Plan. Awards shall, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares shall be rounded down to the nearest whole share and any such fractional shares shall be forfeited.

                  3.7.2       All such grants and deliveries shall constitute a special discretionary incentive payment to the grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the grantee, unless the Company specifically provides otherwise.

3.8            OTHER PAYMENTS OR AWARDS

                  Nothing contained in the Plan shall be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

3.9            PLAN HEADINGS

                  The headings in this Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

3.10          TERMINATION OF PLAN

                  The Committee reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan shall terminate on March 17, 2013, and provided further, that all Awards made under the Plan prior to its termination shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.11          GOVERNING LAW

                  THIS PLAN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

3.12          SEVERABILITY; ENTIRE AGREEMENT

                  If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided, that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

3.13          NO THIRD PARTY BENEFICIARIES

                  Except as expressly provided therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies thereunder.

3.14          SUCCESSORS AND ASSIGNS OF EBAY

                  The terms of this Plan shall be binding upon and inure to the benefit of eBay and any successor entity contemplated by Section 3.5.

3.15          DATE OF ADOPTION

                  The Plan was adopted on March 18, 2003 by the Committee.

eBay Inc.
PROXY SOLICITED BY BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 26, 2003

     The undersigned hereby appoints MARGARET C. WHITMAN, RAJIV DUTTA AND MICHAEL R. JACOBSON, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock of eBay Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of eBay Inc. to be held on Thursday, June 26, 2003, at 8:00 a.m. Eastern time at The Peabody Hotel, Plaza H, 9801 International Drive, Orlando, Florida 32819, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN
ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

eBay Inc. 2145 HAMILTON AVE. SAN JOSE, CA 95125	VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern time the day before the meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern time the day before the meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to eBay Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EBAY01	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

eBay Inc.

     Vote on Directors

1.	To elect two directors to hold office until our 2006 Annual Meeting of Stockholders.	For All	Withhold All	For All Except

	Nominees: 01) Dawn G. Lepore 02) Pierre M. Omidyar	☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

     Vote on Proposals

		For	Against	Abstain

2.	To approve an amendment to our 2001 Equity Incentive Plan to increase by 14,000,000 the number of shares of common stock reserved for issuance under our 2001 Plan.	☐	☐	☐

3.	To approve our 2003 Deferred Stock Unit Plan.	☐	☐	☐

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for our fiscal year ending December 31, 2003.	☐	☐	☐

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting thereof.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date